PART II and III

ITEM 1. OFFERING CIRCULAR

Explanatory Note: This Post-Qualification Offering Circular (‘Offering Circular”) amends the offering circular of NUGL, INC. (the “Issuer”) qualified on September 27, 2021, in order to update certain matters including the extension of the Offering period, to respond to comments received from the Securities and Exchange Commission (“Commission”), to amend and supplement our Financial Statements, update the Business Section, and amend the per share offering price in the Offering.

This Offering originally commenced upon qualification of this Offering by the Commission on September 27, 2021. This Third Post-Qualification Amendment to the Offering Circular will take the place of the Offering Circular qualified by the Commission on September 27, 2021 and will terminate: (i) at 11:59 PM Pacific on September 27, 2023; (ii) upon the sale of the Maximum amount of securities offer hereunder; or (iii) until terminated earlier by the Issuer.

Form 1-A: Tier 1

Post-Qualification Amendment No. 3

NUGL, INC.,

an Oklahoma Corporation

13771 Roswell Ave Suite F

Chino, CA 91701

Best Efforts Offering of up to 60,000,000 Common Shares

Minimum Purchase: 200,000 Shares ($3,000)

This prospectus relates to the offering and sale of up to Sixty million (60,000,000) Common Shares of the Company for an aggregate, maximum gross dollar offering of Nine Hundred Thousand ($900,000) Dollars (the “Offering”). The Offering is being made pursuant to Tier 1 of Regulation A, promulgated under the Securities Act of 1933. Each Common Share will be offered at One Point Five cents ($0.015) per share. There is a minimum purchase amount of Two Hundred Thousand Common Shares, at $0.015 per share for an aggregate purchase price of Three Thousand Dollars.

Investing in this offering involves high degree of risk, and you should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page 4. This offering circular relates to the offer and sale or other disposition of up to Sixty million (60,000,000) Common Shares, at $0.015 per share. See “Securities Being Offered” beginning on page 25.

This is our offering, and our common stock currently trades under the symbol NUGL on OTCMarkets.com. The Offering price is arbitrary and bears to relationship to any criteria of value. Our common stock is listed for trading on a quotation system. The Company presently does intend to seek a listing for its common stock on a listed exchange in the future, but should it hereinafter elect to do so, there can be no assurances that such listing will ever materialize.

This Offering will terminate on the earlier of (i) September 27, 2023, subject to extension for up to one hundred-eighty (180) days in the sole discretion of the Company; or (ii) the date on which the Maximum Offering is sold; or (iii) when our Board of Directors elects to terminate the Offering (in either case, the “Termination Date”). Upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company, we may hold closings. There is no aggregate minimum requirement for the Offering to become effective, therefore, we reserve the right, subject to applicable securities laws, to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, development expenses, offering expenses and other uses as more specifically set forth in this Offering.

We have made no arrangements to place subscription proceeds or funds in an escrow, trust, or similar account, which means that the proceeds or funds from the sale of common stock will be immediately available to us for use in our operations and once received and accepted are irrevocable. See “Plan of Distribution” and “Securities Being Offered” for a description of our capital stock.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

THE COMMON SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THESE LAWS. THE COMMON SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AUTHORITY NOR HAS THE COMMISSION OR ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

	Number of Shares	Price to Public (3)	Underwriting discount and commissions (1)	Proceeds to issuer (2)	Proceeds to other persons
Per Share	1	$0.015	$0.00	$0.015	$0.00
Total Minimum	200,000	$3,000.00	$0.00	$3,000.00	$0.00
Total Maximum	60,000,000	$900,000.00	$0.00	$900,000.00	$0.00

(1)	We do not intend to use commissioned sales agents or underwriters.
(2)	The amounts shown are before deducting organization and offering costs to us, which include legal, accounting, printing, due diligence, marketing, consulting, finder’s fees, selling, and other costs incurred in the offering of the common stock.
(3)	The Shares are offered at $0.015 per share, with a Minimum Purchase of 200,000 Shares or $3,000.

We are following the “Offering Circular” format of disclosure under Regulation A.

The date of this Post-Qualification Offering Circularis September 26, 2022

TABLE OF CONTENTS

Summary Information	1

COVID-19 Risks Related to the Company	4

Risk Factors	4

Dilution	12

Plan of Distribution	13

Use of Proceeds	14

Description of Business	15

Description of Property	18

Managements’ Discussion and Analysis	19

Directors, Executives, and Significant Employees	21

Executive Compensation	23

Securities Ownership of Management and Control Persons	24

Interest of Management and Others In Certain Transactions	24

Securities Being Offered	25

Financial Statements	F-1

Exhibits	26

Signatures	27

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FORWARD LOOKING STATEMENTS

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS ESTIMATE, PROJECT, BELIEVE, ANTICIPATE, INTEND, EXPECT AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENTS CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

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SUMMARY OF INFORMATION IN OFFERING CIRCULAR

As used in this prospectus, references to the “Company”, “we”, “our”, or “us” refer to NUGL, Inc., unless the context otherwise indicated.

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

The Company

Organization:	NUGL, Inc. (the Company”) was incorporated on November 5, 1998 in the State of Nevada as USA Telecom with the spelling later changed in that year to USA Telcom and subsequently changed its name at various times as follows: USA Telecom Internationale (April 2000), ZannWell Inc. (June 2004), Blackhawk Fund (January 2005), Vidable, Inc. (June 2011), VIBE I (June 2011), and Coresource Strategies, Inc. (June 2015).

On May 24, 2017, the Company entered into a Definitive Merger Agreement (the “Nugl Merger”) with NUGL, Inc., a Nevada corporation (“NUGL”). On August 24, 2017, the Company underwent a Statutory A Reorganization (the “Nugl Reorganization”) pursuant to Section 1081(a) of the Oklahoma General Corporation Law, as a tax-free reorganization. Pursuant to the reorganization, on August 24, 2017, Coresource Strategies, Inc. caused NUGL to be incorporated in the State of Oklahoma, as a direct, wholly owned subsidiary. Concurrently, NUGL caused Coresource Operations, Inc., to be incorporated as a direct, wholly owned subsidiary. Under the terms of the reorganization, Coresource Strategies, Inc. was merged with and into Coresource Operations., Inc. pursuant to Section 1081(g) of the General Corporation Law of the State of Oklahoma. Upon consummation of the reorganization, each issued and outstanding equity of Coresource Strategies, Inc. was converted into and exchanged for an equivalent equity of NUGL (on a one for one basis) having the same designations, rights, powers and preferences, and qualifications, limitations and restrictions as the equities of Coresource Strategies, Inc. being converted. There was no spinoff and Coresource Strategies, Inc. corporate existence ceased. Under the Reorganization, Coresource Strategies, Inc. equity holders became equity holders of NUGL, in the same proportion.

In connection with the Nugl Merger and Nugl Reorganization, the Company completed a name change to NUGL, Inc. and symbol change to NUGL. This corporate action was declared effective on December 7, 2017 by the Financial Industry Regulatory Authority, Inc. (“FINRA”).

Capitalization:	Our Articles of Incorporation, as amended provide for the issuance of up to (i) 1,000,000,000 shares of Common Stock, par value $0.0001 and (ii) 1,000,000 shares of Preferred Stock, par value $0.0001. As of the date of this Prospectus there are 851,631,990 shares consisting of 851,631,990 shares of Common Stock, and ZERO shares of Preferred Stock issued and outstanding.

Independence:	We are not a blank check company, as such term is defined by Rule 419 promulgated under the Securities Act of 1933, as amended, as we have a specific business plan, more than no or nominal operations and assets, and we presently have no binding plans or intentions to engage in a merger or acquisition with an unidentified company, companies, entity, or person.

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Our Business

Description of Operations:	On April 03, 2022, the Company closed the acquisition of 100% of Kaya LLC in exchange for 797,310,985 shares of Company common stock. Following the merger, the Company became a multifaceted cannabis lifestyle company deriving globally diverse revenue streams from a portfolio of powerful brands, and operations delivering quality at scale. Kaya operates a store in Kingston, one in the historic town of Falmouth, and its flagship retail store and farm operations in the tourism Mecca that is Ocho Rios. Kaya plans to open its first Wellness Center at The Gap, located in the pristine hills of the Blue Mountains, in August 2022. Kaya Herb House Drax Hall was the first legal Medical Marijuana dispensary in Jamaica and offers tours of Kaya Farm, which has a variety of over 75 different genetics being cultivated and processed. Our retail complex includes Kaya Herb House with Dab Bar & Consumption Lounge on premise. Our famous Square Grouper Bar hosts an impressive lineup of reggae acts on a regular basis.

NUGL features media assets such as NUGL Magazine and NUGL TV, which has in and out of network shows such as Lil Eazy-E TV Pod Cast hosted by LiL Eazy-E. NUGL App highlights profiles for businesses in all sectors of the cannabis industry, including retail stores, brands, services, events, & more. Our platform allows businesses to build and structure detailed items within our global menu, aiding connections between business and consumer communities through targeted networking and enabling a variety of advertising opportunities to expand reach. NUGL uses its own servers, software, and proprietary technology.

Historical Operations:

Since inception, the Company has limited its operations to advertising and marketing services for the marijuana industry, the development of the NUGL brand through its media platforms including NUGL Magazine and NUGL TV, and the strategic acquisition of Kaya LLC. As of June 30, 2022, we have an accumulated deficit of $6,683,650.

Management:	Our Chief Executive Officer and Director is Balram Vaswani. Our Chief Operating Officer and Director is Curtis J. Melone. There are two other Directors of the Company as of the date of this filing. The CEO and COO spend approx. 40 hours per week dedicated to the affairs of the Company. This is expected to continue following qualification of this offering and as Company operations commence.

The Offering

Securities Offered:	60,000,000 shares of Common Stock at $0.015 per share.

Common Stock Outstanding before the Offering:	851,631,990 shares of Common Stock.

Common Stock Outstanding after the Offering:	911,631,990 shares of Common Stock.

Use of Proceeds:	The proceeds will be deployed for acquisitions and product development and related working capital expenses.

Termination of the Offering:	The offering will commence as soon as practicable after this Offering Circular has been qualified by the SEC and relevant state regulators, as necessary, and will terminate on the sooner of the sale of the maximum number of shares being sold, twelve months from the effective date of this Offering Statement, or the decision by Company management to extend or to deem the offering closed.

Offering Cost:	We estimate our total offering registration costs to be $60,000.

Market for the Shares:	The Shares being offered herein are not listed for trading on any exchange or automated quotation system. The Company does not intend to seek such a listing at any time hereinafter.

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Market for our Common Stock:	Currently, our common stock is quoted on the OTC Pink Market Place under the trading symbol “NUGL”.

Common Stock Control:	Our Officers and Directors currently own approximately 26% if the issued and outstanding common stock of the company. None of the Preferred Shares has been issued.

Best Efforts Offering:	We are offering our common stock on a best-efforts basis through our Management, including our Chief Executive Officer and Chief Operating Officer, who will not receive any discounts or commissions for selling the shares. There is no minimum number of shares that must be sold in order to close this offering.

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ITEM 2. RISK FACTORS

Investing in our shares involves risk. In evaluating the Company and an investment in the shares, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering circular. Each of these risk factors could materially adversely affect The Company’s business, operating results, or financial condition, as well as adversely affect the value of an investment in our shares. The following is a summary of the most significant factors that make this offering speculative or substantially risky. The Company is still subject to all the same risks that all companies in its industry, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and technological developments (such as cyber-security). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

COVID-19 Risks Related to the Company

Risks Related to the Company

Our having generated reduced revenues in the past year, makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We have historically generated limited revenues. Following the acquisition of Kaya LLC, we generated revenues of approximately $638,800 for three months ended June 30, 2022. Consequently, given limited history with Kaya, it is difficult, if not impossible, to forecast our future results based upon our historical data. Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues and expenses. If we make poor budgetary decisions as a result of unreliable data, we may never become profitable or incur losses, which may result in a decline in our stock price.

The company has realized significant operating losses to date and expects to incur losses in the future

The company has operated at a loss since inception, and these losses are likely to continue. Until the company achieves profitability, it will have to seek other sources of capital in order to continue operations.

The Company has limited capitalization and a lack of working capital and as a result is dependent on raising funds to grow and expand its business.

The Company lacks sufficient working capital in order to execute its business plan. The ability of the Company to move forward with its objective is therefore highly dependent upon the success of the offering described herein. Should we fail to obtain sufficient working capital through this offering we may be forced to abandon our business plan.

Because we have a limited history of operations, we may not be able to successfully implement our business plan.

Although we have been a public company for nearly 5 years, we began trading under the symbol NUGL as of December 11, 2017. As a result, we have limited operational history in our industry. Accordingly, our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, successful implementation of our business plan and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us and any failure to implement our business plan may have a material adverse effect on the business of the Company.

We are a publicly traded corporation with over nearly years of operating history, however we may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

We were incorporated on November 5, 1998, and we have a limited operating history. Our financial condition, results of operations and ability to make or sustain distributions to our stockholders will depend on many factors, including:

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•	our ability to identify and attract advertising clients and other opportunities that are consistent with our growth strategy; our ability to consummate financing on favorable terms;
•	fluctuation in advertising rates in our markets;
•	our ability to absorb costs that are beyond our control, such as advertising rates on well-known platforms, cost-per-impression rates (CPM), media costs and compliance costs as a public company;
•	our ability to respond to changes in trends, products, and price points and in our markets; and,
•	economic conditions in our markets, as well as the condition of the financial investment markets and the economy generally.

We are dependent on the sale of our securities to fund our operations.

We are dependent on the sale of our securities to fund our operations and will remain so until we generate sufficient revenues to pay for our operating costs. Our Officers and Directors have not made any written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees. There can be no guarantee that we will be able to successfully sell our equity securities. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

The Company is dependent on key personnel and loss of the services of any of these individuals could adversely affect the conduct of the Company's business.

Our business plan is significantly dependent upon the ability to hire and retain qualified individuals and key personal, who may be appointed as officers and directors, and their continued participation in our Company. It may be difficult to replace any of them at an early stage of development of the Company. The loss by or unavailability to the Company of their services would have an adverse effect on our business, operations, and prospects, in that our inability to replace them could result in the loss of one’s investment. There can be no assurance that we would be able to locate or employ personnel to replace any of our officers, should their services be discontinued. In the event that we are unable to locate or employ personnel to replace our officers we would be required to cease pursuing our business opportunity, which would result in a loss of your investment.

Our Certificate of Incorporation and Bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our Articles of Incorporation, including controlling state statute permits us to indemnify our officers and directors, to the fullest extent authorized or permitted by law in connection with any proceeding arising by reason of the fact any person is or was an officer or director of the Company. Furthermore, our Articles of Incorporation provides that no director of the Company shall be personally liable to it or its shareholders for monetary damages for any breach of fiduciary duty by such director acting as a director. Notwithstanding this indemnity, a director shall be liable to the extent provided by law for any breach of the director's duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, pursuant to section 174 of the General Corporation Law of Oklahoma (unlawful payment of a stock dividend or unlawful redemption of stock), or for any transaction from which a director derived an improper personal benefit. Our Articles of Incorporation permits us to purchase and maintain insurance on behalf of directors, officers, employees, or agents of the Company or to create a trust fund, grant a security interest and/or use other means to provide indemnification.

Our Bylaws permit us to indemnify our officers and directors to the full extent authorized or permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

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The Company may not be able to attain profitability without additional funding, which may be unavailable.

The Company has limited capital resources. Unless the Company begins to generate sufficient revenues to finance operations as a going concern, the Company may experience liquidity and solvency problems. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

Risks Relating to Our Business

Risks Relating to the Marijuana Business in the United States

NUGL is in the Marijuana Business

We are in the Marijuana Business as a marketing and advertising company for various brands and dispensary locations. Some investors are not comfortable with the licensing of Marijuana products particularly in States where “recreational use” is permitted. This may inhibit us to attract investment and shareholders.

The Marijuana Business is regulated at the State level

The Marijuana Business is regulated at the State level, not at the Federal level, as in the majority of medical products. As a result, NUGL, and its advertisers, are constantly having to adapt to new and changing regulations. This can create uncertainty with investors, resulting in unstable commercial operations by our advertisers. This, in turn, can effect their ability to make consistent payments under their advertising and promotion agreements.

The profitability of attempted acquisitions and other business developments is uncertain.

We intend to acquire and develop new marketing technologies and companies selectively. The acquisition and development of these technologies entails risks that investments may fail to perform in accordance with expectations. In undertaking these projects, we will incur certain risks, including the expenditure of funds on, and the devotion of management's time to, transactions that may not come to fruition. Additional risks inherent in the projects include risks that the intended advertisers will not accept our new products and may not achieve additional anticipated sales using these new products. As a result, capital expenditure used to develop these new products, may be amortized over a much longer time than expected. Expenses may be greater than anticipated.

Marijuana investments are generally illiquid.

Because marijuana investments are relatively illiquid, our ability to vary our portfolio promptly in response to economic or other conditions will be limited. This is because there is still apprehension among investors in general, because of federal restrictions and significant differences at the state level. The foregoing and any other factor or event that would impede our ability to respond to adverse changes in the performance of our investments could have an adverse effect on our financial condition and results of operations.

If we purchase or develop assets at a time when the Marijuana market is experiencing substantial influxes of capital investment and competition for opportunities, the acquisitions we purchase or develop may not appreciate or may decrease in value.

The marijuana markets are currently experiencing a substantial influx of capital from investors worldwide, and a corresponding greater valuation than for other businesses with similar operations. This substantial flow of capital, combined with significant competition for acquisitions, may result in inflated purchase prices for such assets. To the extent we companies or brands in such an environment, we are subject to the risk that if the marijuana ceases to attract the same level of capital investment in the future as it is currently attracting, or if the number of companies seeking to acquire such assets decreases, our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for or expended in the development of such assets.

The value of marijuana businesses may be adversely affected by national and regional economic conditions, changing state regulations and conditions such as an oversupply of opportunities or a reduction in demand for opportunities, availability of opportunities, competition from other similar companies to ours, our ability to provide adequate maintenance, insurance, and management services, increased operating costs, and the attractiveness and location of the asset. Our performance will be linked to economic conditions in the regions where our opportunities will be located and in the market for marijuana products generally. Therefore, to the extent that there are adverse economic conditions in those regions, and in these markets generally, that impact the applicable market prices, such conditions could result in a reduction of our income and cash available for distributions and thus affect the amount of distributions we can make to you.

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We may not make a profit if we sell a marijuana company or brand

If and when we determine to sell a marijuana company or brand, will depend on many factors that are presently unknown, including the operating history, tax treatment of the investment, demographic trends in the area and available financing for the purchaser. There is a risk that we will not realize any significant appreciation on our investment. This may result in a loss of confidence in our share price and limit our ability to raise capital through the sale of shares. Accordingly, an investor’s ability to recover all or any portion of an investment under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

Cannabis remains illegal under federal law, and any change in the enforcement priorities of the federal government could render our current and planned future operations unprofitable or even prohibit such operations.

The cultivation, manufacture, distribution, and possession of marijuana continues to be illegal under U.S. federal law. The Supremacy Clause of the United States Constitution establishes that the US Constitution and federal laws made pursuant to it are paramount and, in case of conflict between federal and state law, the federal law must be applied. Accordingly, federal law applies even in those states in which the use of marijuana has been legalized. Enforcement of federal law regarding marijuana would harm our business, prospects, results of operation, and financial condition.

The United States federal government regulates drugs through the Controlled Substances Act (the “CSA”), which places controlled substances, including cannabis, on one of five schedules. Cannabis is currently classified as a Schedule I controlled substance, which is viewed as having a high potential for abuse and having no currently accepted medical use in treatment in the United States. No prescriptions may be written for Schedule I substances, and such substances are subject to production quotas imposed by the United States Drug Enforcement Administration (the “DEA”). Because of this, doctors may not prescribe cannabis for medical use under federal law, although they can recommend its use under the First Amendment.

Currently, numerous U.S. states, the District of Columbia and U.S. territories have legalized cannabis for medical and/or recreational adult use. Such state and territorial laws conflict with the federal CSA, which makes cannabis use and possession illegal at the federal level. Because cannabis is a Schedule I controlled substance, however, the development of a legal cannabis industry under the laws of these states conflicts with the CSA, which makes cannabis use and possession illegal on a national level. The United States Supreme Court has confirmed that the federal government has the right to regulate and criminalize cannabis, including for medical purposes, and that federal law criminalizing the use of cannabis preempts state laws that legalize its use. We would likely be unable to execute our business plan if the federal government were to strictly enforce federal law regarding cannabis.

Considering such conflict between federal laws and state laws regarding cannabis, the administration under President Obama had effectively stated that it was not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. For example, the DOJ Deputy Attorney General of the Obama administration, James M. Cole, issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the CSA (see “Business—Government and Industry Regulation—The Cole Memo”). In addition, the Financial Crimes Enforcement Network (“FinCEN”) provided guidelines on February 14, 2014, regarding how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act obligations.

Congress previously enacted an omnibus spending bill that included a provision (the “Rohrabacher-Blumenauer Amendment”) prohibiting the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. This provision is renewed annually by Congress and is current through March 11, 2022. In August 2016, a Ninth Circuit federal appeals court ruled in United States v. McIntosh that the Rohrabacher-Blumenauer Amendment bars the DOJ from spending funds on the prosecution of conduct that is allowed by state medical cannabis laws, provided that such conduct is in strict compliance with applicable state law. In March 2015, bipartisan legislation titled the Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) was introduced, proposing to allow states to regulate the medical use of cannabis by changing applicable federal law, including by reclassifying cannabis under the Controlled Substances Act to a Schedule II controlled substance and thereby changing the plant from a federally-criminalized substance to one that has recognized medical uses. More recently, the Respect State Marijuana Laws Act of 2017 has been introduced in the U.S. House of Representatives, which proposes to exclude persons who produce, possess, distribute, dispense, administer, or deliver marijuana in compliance with state laws from the regulatory controls and administrative, civil, and criminal penalties of the CSA.

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Additionally, financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statutes and the Bank Secrecy Act. Prior to the DOJ's rescission of the “Cole Memo”, supplemental guidance from the DOJ issued under the Obama administration directed federal prosecutors to consider the federal enforcement priorities enumerated in the “Cole Memo” when determining whether to charge institutions or individuals with any of the financial crimes described above based upon cannabis-related activity. It is unclear what impact the recent rescission of the “Cole Memo” will have, but federal prosecutors may increase enforcement activities against institutions or individuals that are conducting financial transactions related to cannabis activities.

Additionally, as we are always assessing potential strategic acquisitions of new businesses, we may in the future also pursue opportunities that include growing and/or distributing medical or recreational cannabis, should we determine that such activities are in the best interest of the Company and our stockholders. Any such pursuit would involve additional risks with respect to the regulation of cannabis, particularly if the federal government determines to strictly enforce all federal laws applicable to cannabis.

Federal prosecutors have significant discretion, and no assurance can be given that the federal prosecutor in each judicial district where we operate our business will not choose to strictly enforce the federal laws governing cannabis production or distribution. Any change in the federal government's enforcement posture with respect to state-licensed cultivation of medical-use cannabis, including the enforcement postures of individual federal prosecutors in judicial districts where we purchase properties, would result in our inability to execute our business plan, and we would likely suffer significant losses, which would adversely affect the trading price of our securities. Furthermore, following any such change in the federal government's enforcement position, we could be subject to criminal prosecution, which could lead to imprisonment and/or the imposition of penalties, fines, or forfeiture.

Risks Relating to the Marijuana Business in Jamaica

We face exposure to markets in jurisdictions outside of the United States which subjects us to risks normally associated with any conduct of business in foreign countries, including varying degrees of political, legal, and economic risk.

We face exposure to markets in jurisdictions outside of the United States, specifically we face market, governmental, regulatory, and natural risks related to our business conducted in Jamaica. This side of the business is subject to the risks normally associated with any conduct of business in foreign and/or emerging countries including political risks; civil disturbance risks; changes in laws or policies of particular countries, including those relating to royalties, duties, imports, exports and currency; the cancellation or renegotiation of contracts; the imposition of royalties, net profits payments, tax increases or other claims by government entities, including retroactive claims; a disregard for due process and the rule of law by local courts; the risk of expropriation and nationalization; delays in obtaining or the inability to obtain necessary governmental permits or the reimbursement of refundable tax from fiscal authorities.

Threats or instability in a country caused by political events including elections, change in government, changes in personnel or legislative bodies, foreign relations or military control present serious political and social risk and instability causing interruptions to the flow of business negotiations and influencing relationships with government officials. Changes in policy or law may have a material adverse effect on our business, financial condition, and results of operations. The risks include increased “unpaid” state participation, higher energy costs, higher taxation levels and potential expropriation.

Other risks include the potential for fraud and corruption by suppliers or personnel or government officials which may implicate us, compliance with applicable anti-corruption laws, including the Foreign Corrupt Practices Act (“FCPA”) and the by virtue of our operating in a jurisdiction that may be vulnerable to the possibility of bribery, collusion, kickbacks, theft, improper commissions, facilitation payments, conflicts of interest and related party transactions and our possible failure to identify, manage and mitigate instances of fraud, corruption or violations of our code of conduct and applicable regulatory requirements.

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There is also the risk of increased disclosure requirements; currency fluctuations; restrictions on the ability of local operating companies to hold U.S. dollars or other foreign currencies in offshore bank accounts; import and export regulations; increased regulatory requirements and restrictions; limitations on the repatriation of earnings or on our ability to assist in minimizing our expatriate workforce’s exposure to double taxation in both the home and host jurisdictions; and increased financing costs.

These risks may limit or disrupt our business, restrict the movement of funds, cause us to have to expend more funds than previously expected or required or result in the deprivation of contract rights or the taking of property by nationalization or expropriation without fair compensation, and may materially adversely affect our financial position and/or results of operations. In addition, the enforcement by us of our legal rights in foreign countries, including rights to exploit our properties or utilize our permits and licenses and contractual rights may not be recognized by the court systems in such foreign countries or enforced in accordance with the rule of law.

It is difficult to predict the future political, social, and economic direction of Jamaica and the impact government decisions may have on our business. Any political or economic instability in the countries in which we operate could have a material and adverse effect on our business, financial condition, and results of operations.

Risks Relating to Our Business – General

Our opportunities may not be diversified.

Our potential profitability and our ability to diversify our investments may be limited, both geographically and by type of opportunities purchased. We will be able to purchase or develop additional opportunities only as additional funds are raised and only if owners of marijuana businesses accept our stock in exchange for an interest in the target property or title to the property. Our opportunities may not be well diversified, and their economic performance could be affected by changes in local economic conditions.

Our performance is therefore linked to economic and regulatory conditions in the regions in which we will acquire and develop opportunities and in the market for marijuana companies or brands generally. Therefore, to the extent that there are adverse economic conditions in the regions in which our opportunities are located and in the market for marijuana opportunities, such conditions could result in a reduction of our income and cash to return capital and thus affect the amount of distributions we can make to you.

Competition with third parties for opportunities and other investments may result in our paying higher prices for opportunities which could reduce our profitability and the return on your investment.

We compete with many other entities engaged in marijuana brand development and investment activities, including individuals, corporations, REITs, and limited partnerships, many of which have greater resources than we do. Some of these investors may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and increased prices. If competitive pressures cause us to pay higher prices for opportunities, our ultimate profitability may be reduced, and the value of our opportunities may not appreciate or may decrease significantly below the amount paid for such opportunities. At the time we elect to dispose of one or more of our opportunities, we will be in competition with sellers of similar opportunities to locate suitable purchasers, which may result in us receiving lower proceeds from the disposal or result in us not being able to dispose of the property due to the lack of an acceptable return. This may cause you to experience a lower return on your investment.

The Company may not be able to effectively control the timing and costs relating to the acquisition opportunities, which may adversely affect the Company’s operating results and its ability to make a return on its investment or disbursements of dividends or interest to our shareholders.

Nearly all the opportunities to be acquired by the Company will require some level of capital expenditure immediately upon their acquisition or in the near future. The Company may acquire opportunities that it plans to extensively develop and require significant capital infusion. The Company also may acquire opportunities that it expects to be in good standing and operations but has problems that require extensive capital expenditure to fix.

If the Company’s assumptions regarding the costs or timing of business improvements prove to be materially inaccurate, the Company’s operating results and ability to make distributions to our Shareholders may be adversely affected.

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The Company has not yet identified any specific opportunities to acquire or improve with net proceeds of this offering, and you will be unable to evaluate the economic merits of the company's investments made with such net proceeds before making an investment decision to purchase the Company’s securities.

The Company will have broad authority to invest a portion of the net proceeds of this offering in any opportunities the Company may identify in the future, and the Company may use those proceeds to make investments and improvements with which you may not agree. You will be unable to evaluate the economic merits of the Company’s opportunities before the Company invests in them and the Company will be relying on its ability to select attractive investment opportunities. In addition, the Company’s investment policies may be amended from time to time at the discretion of the Company’s Management, without out notice to the Company’s Shareholders. These factors will increase the uncertainty and the risk of investing in the Company’s securities.

The Company’s failure to apply the proper portion of the net proceeds of this offering effectively or find suitable opportunities to acquire in a timely manner or on acceptable terms could result in losses or returns that are substantially below expectations.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to our shareholders.

Many marijuana products may contain or have been made with toxic substances as part of their processing and/or extraction processing. This may require specific zoning and environmental regulations at the State, local and Federal level. The Company may be held liable under these regulations when making acquisitions. These laws and liabilities may be extended to the Company’s employees.

Under various federal, state, and local environmental laws, ordinances, and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce the amounts available for distribution to you.

Risks Related to Our Securities

There is a limited established trading market for our Common Stock and if a trading market does not develop, purchasers of our securities may have difficulty selling their securities.

NUGL is a non-reporting company as defined by the SEC. It does not presently, as of the date of this prospectus, file periodic reports with the SEC. It is quoted on the OTC Markets as a PINK sheet company. There is a limited established public trading market for our Common Stock and an active trading market in our securities may not develop or, if developed, may not be sustained. While we intend to seek a quotation on a major national exchange or automated quotation system in the future, there can be no assurance that any such trading market will develop, and purchasers of the common stock may have difficulty selling their common stock. No market makers have committed to becoming market makers for our common stock and none may do so.

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The offering price of the Shares being offered herein has been arbitrarily determined by us and bears no relationship to any criteria of value; as such, investors should not consider the offering price or value to be an indication of the value of the shares being registered.

Currently, there is a limited public market for our Shares. The offering price for the Shares being registered in this offering has been arbitrarily determined by us and is not based on assets, operations, book, or other established criteria of value. Thus, investors should be aware that the offering price does not reflect the market price or value of our common shares.

We may, in the future, issue additional shares of Common Stock, which would reduce investors percent of ownership and may dilute our share value.

We may issue additional shares of Common Stock at a later date to employees or for services. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

We are publicly traded company, and we finance our business through debt.

As with every other public company, we will from time to time finance our business through the sale of stock or promissory notes collateralized by our common stock We may also acquire debt in the form of mezzanine or bridge financing. We may borrow such funds from a traditional bank, or non-bank third party. We hope to finance acquisitions mostly with the sale of our common stock in this offering. As a result, our balance sheet may be unduly leveraged and if we cannot sell or liquidate our opportunities, we will be burdened by debt service, including, but not limited to payment of principal and interest and other fees.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We may offer to sell our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We may not seek any legal opinion to the effect that any such offering would be exempt from registration under any federal or state law. Instead, we may elect to rely upon the operative facts as the basis for such exemption, including information provided by investor themselves.

If any such offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

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ITEM 3. DILUTION

If you invest in our shares, your interest will be diluted to the extent of the difference between the offering price per share of our common stock in this offering and the as adjusted net tangible book value per share of our capital stock after this Offering. The following table demonstrates the dilution that new investors will experience relative to the Company's net tangible book value as of June 30, 2022. Net tangible book value is the aggregate amount of the Company's tangible assets, less its total liabilities. The table presents three scenarios: a $225,000 raise from this Offering, a $450,000 raise from this Offering and a fully subscribed $900,000 raise from this Offering.

Proceeds from Sale	$225,000	$450,000	$900,000
Percentage of Shares Sold	25%	50%	100%
Price Per share	$0.015	$0.015	$0.015
Shares Issued	15,000,000	30,000,000	60,000,000
Capital Raised	$225,000	$450,000	$900,000
Less Offering Costs	$60,000	$60,000	$60,000
Net Proceeds	$165,000	$390,000	$840,000
Net Tangible Value Pre-Financing	$1,707,240	$1,707,240	$1,707,240
Net Tangible Value Post-Financing	$1,872,240	$2,097,240	$2,547,240
Shares Issued and Outstanding - Pre-Financing	851,631,990	851,631,990	851,631,990
Shares Issued and Outstanding - Post-Financing	866,631,990	881,631,990	911,631,990
Net Tangible Value Per Share - Pre-Financing	$0.0020	$0.0020	$0.0020
Increase/Decrease per Share Attributable to New Investors	$0.0002	$0.0004	$0.0008
Net Tangible Value Per Share - Post-Financing	$0.0022	$0.0024	$0.0028
Dilution to New Investors	$(0.0128)	$(0.0126)	$(0.0122)

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor's stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, convertible notes, preferred shares or warrants) into stock. If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before.

The Company has authorized and issued two classes of shares of stock, namely Common Stock and Preferred Stock. Therefore, all of the Company's current shareholders and the investors in this Offering will experience the same dilution if the company decides to issue more shares in the future.

NOTE: As of the date of this offering, none of the Preferred stock has been issued.

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ITEM 4. PLAN OF DISTRIBUTION

We are offering a maximum of 60,000,000 Common Shares with no minimum, on a best-efforts basis. We will sell the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares using our best efforts and no one has agreed to buy any of our shares. This prospectus permits our existing, and future, officers, and directors to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares they may sell. There is currently no plan or arrangement to enter into any contracts or agreements to sell the shares with a broker or dealer. Our officers and directors will sell the shares and intend to offer them to friends, family members and business acquaintances. There is no minimum amount of shares we must sell; so no money raised from the sale of our shares will go into escrow, trust or another similar arrangement.

The shares are being offered by Company Management. Management will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell the shares. No sales commission will be paid for shares sold by Management and Management is not subject to a statutory disqualification and is not associated persons of a broker or dealer.

Additionally, Management primarily performs substantial duties on behalf of the registrant other than in connection with transactions in securities. No one in Management has been a broker or dealer or an associated person of a broker or dealer within the preceding 12 months and they have not participated in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of Rule 3a4-1 of the Securities Exchange Act of 1934.

The Offering will terminate upon the earlier to occur of: (i) the sale of all 60,000,000 shares being offered, or (ii) 365 days after this Offering Circular is declared qualified by the Securities and Exchange Commission or (iii) or the decision by Company management to deem the offering closed.

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

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ITEM 5. USE OF PROCEEDS TO ISSUER

We estimate that, at a per share price of $0.015, the net proceeds from the sale of the 60,000,000 shares in this Offering will be approximately $900,000, after deducting the estimated offering expenses of approximately $60,000.

We will utilize the net proceeds from this offering to identify and acquire business opportunities and to develop our products. Some funds will be used for operating expenses and other expenses.

Accordingly, we expect to use the net proceeds, estimated as discussed above as follows, if we raise the maximum offering amount:

Maximum Offering Amount	Percentage	Property Acquisition
$180,000	20%	Acquisition Costs (1)
$171,000	19%	Development Costs
$489,060	54.34%	Working Capital
$60,000	6.66%	Offering Expenses (2)

(1)	“Acquisition Costs” are costs related to the selection and acquisition of opportunities, including financing, and closing costs related to future acquisitions and that of Kaya LLC. These expenses include but are not limited to travel and communications expenses, legal and accounting fees, and miscellaneous expenses. The presentation in the table is based on the assumption that we will always finance the acquisition of opportunities whenever posable.
(2)	Offering Expenses include projected costs for Legal and Accounting, Publishing/Edgar, and Transfer Agents Fees.

The above figures represent only estimated costs. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from operations. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Furthermore, we anticipate that we will need to secure additional funding for the fully implement our business plan.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

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ITEM 6. DESCRIPTION OF BUSINESS

Our Company

On April 03, 2022, the Company closed the acquisition of 100% of Kaya LLC in exchange for 797,310,985 shares of Company common stock. Following the acquisition, the Company became a multifaceted cannabis lifestyle company deriving globally diverse revenue streams from a portfolio of powerful brands, and operations delivering quality at scale. Kaya operates a store in Kingston, one in the historic town of Falmouth, and its flagship retail store and farm operations in the tourism Mecca that is Ocho Rios. Kaya plans to open its first Wellness Center at The Gap, located in the pristine hills of the Blue Mountains, in August 2022. Kaya Herb House Drax Hall was the first legal Medical Marijuana dispensary in Jamaica and offers tours of Kaya Farm, which has a variety of over 75 different genetics being cultivated and processed. Our retail complex includes Kaya Herb House with Dab Bar & Consumption Lounge on premise. Our famous Square Grouper Bar hosts an impressive lineup of reggae acts on a regular basis. NUGL features media assets such as NUGL Magazine and NUGL TV, which has in and out of network shows such as Lil Eazy-E TV Pod Cast hosted by LiL Eazy-E. NUGL App highlights profiles for businesses in all sectors of the cannabis industry, including retail stores, brands, services, events, & more. Our platform allows businesses to build and structure detailed items within our global menu, aiding connections between business and consumer communities through targeted networking and enabling a variety of advertising opportunities to expand reach. NUGL uses its own servers, software, and proprietary technology.

Acquisition of Kaya LLC

On April 3, 2022, the Company acquired 100% of Kaya LLC in exchange for 797,310,985 shares of company common stock. The Company appointed Bali Vaswani, Chairman and CEO of Kaya, as its CEO. CJ Melone, CEO of NUGL Inc., was appointed Chief Operating Officer and interim Chief Financial Officer of the resulting issuer, with a responsibility to build out the Kaya brand through established partnerships in key markets.

Kaya was the first to open a medical cannabis location in Jamaica in March 2018 and has established itself as a leading supplier and supporter of medical cannabis throughout the Caribbean. Its diverse operations include a licensed cultivation facility, processing facility, 3 retail herb houses, and one ganja franchise in Punta Del Este, Uruguay. Cannabis analytics firm Headset projects legal U.S. cannabis sales to surpass $30 billion this year and reach $45.8 billion by 2025. In addition to the U. S. market, Jamaica and the other Caricom countries are considered to be one of the fastest growing cannabis markets. In April 2015, the Government of Jamaica amended the Dangerous Drugs Act (DDA) to decriminalize cannabis possession, legalize home cultivation for medicinal, spiritual and sacramental use, and create a new, licensed industry for medical cannabis and hemp. In addition to this landmark legislation, a number of Caricom (Caribbean Community) countries are exploring the use of cannabis in health and wellness

Principal Products or Services, and their Markets

4 Retail Locations

Kaya is currently offering three retail locations, one consumption lounge, one maintaining facility and product/brand launch in Southern California. The Kaya name has become global and a leader in the cannabis community. Each retail facility features food, drink, retail and venue capabilities creating a lifestyle atmosphere. Kaya is not only known for its stronghold in cannabis, also known throughout Jamacia for their pizza and a breadth of merchandise.

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Kaya is a leading designation and brand in all of Jamaica. Kaya has successfully gained local market share and brand recognition, while tapping into over 5MM Jamaican travelers per year. Kaya has cross marketed the client base selling cannabis, cannabis related items, food, drink, and venue activities while growing the brand. Kaya has combined sales of over 2.2M a year with a breakdown of 75% of cannabis driver product, 10% of merchandise and good, 15% of food and drink. The cost of customer acquisition has been greatly reduced by creating a destination and venue for customers that enjoy all product types and services.

Kaya Herbhouse Draxhall

On March 10, 2018, Kaya Group opened its first retail facility store located at Volume 1128 Folio 151, Greenwich Park, St. Ann’s Bay, Jamaica and had its 1st first legal sale of cannabis and the opening of its café, pizzeria, and bar. Located in an area of mixed residential and commercial properties, the Herbhouse is easily accessible to the local public and passersby alike. It offers a tranquil environment that customers can feel relaxed while enjoying our medicinal, food and beverage offerings.

Kaya Herbhouse Falmouth

Kaya Group then opened its 2nd retail facility store located at Volume 128 Folio 57, 1 Trelawny Street, Falmouth, Jamaica, and commenced trading on February 20, 2019, with its first legal sale of cannabis and the opening of its café, pizzeria, and bar. The smallest of our 3 current locations, our Falmouth store is nestled within the confines of the historic town, close to the cruise shipping pier.

Kingston Herbhouse Kingston

The third retail facility store located at 82 Lady Musgrave Road, Kingston, Jamaica, commenced trading on December 19, 2019, with its first legal sale of cannabis and the opening of its café, pizzeria, and bar. This retail location has come to be known as a hotspot for the people of Kingston and its business district. The relaxing atmosphere combined with large open spaces allow for customers to really unwind. The location is also used to host events such as parties and live music shows.

Kaya Farms

Located at Paddock 5 Bottom Pear Tree Greenwich Park, Draxhall St. Ann. The company was incorporated on March 8, 2016, and began trading in 2018. In December 2017, the company was granted a retail cultivator’s license The company facilitated the 1st legal harvest in Jamaica on February 20, 2018, and commenced trading on the 26th of February in the same year, with its first legal sale from farm to retail herb house in Draxhall. The farm sits on an adjacent parcel of 481,140 sq. ft of land with only 46,200 sq being used and is close to our flagship retail store at Greenwich Park, St. Ann’s Bay, and can cultivate between 4,047 – 20, 235 square meters of land with ganja for medical, scientific and therapeutic purposes.

Extraction

Kaya Extracts is located at Volume 1128 Folio 151, Paddock Bottom Pear Tree, Greenwich Park, St. Ann’s Bay, and currently holds a Tier 1 Processor’s License and can process ganja for medical, scientific, and therapeutic purposes, including the manufacturing of ganja-based products, in a space of up to 200 square meters. Our extraction operations provide our customers with the very best products, using a combination of knowledge, skill, and the best raw materials. Satisfaction guaranteed!

Blue Maintain (under construction)

When opened, The Gap location will provide our customers with not only our quality products, but of pristine views and a serene environment, with wellness in mind. Located in the hills of the Blue Mountains, this store will not fail to remind everyone of the beauty of nature and our need to preserve it.

NUGL Magazine

NUGL Magazine was launched in 2019 as a digital and print publication about cannabis lifestyle and happenings. NUGL Magazine covers the cannabis industry’s biggest news and how it affects our community. Our global contributors share real-life stories about current cannabis issues and events. We share bios, news, and advice straight from those who are actively participating in and shifting the cannabis industry. Whether it’s original compelling content or fan submissions, we seek to offer you the hippest trends, latest legislation, newest products, and best of everything in the cannabis world! We also publish a print version

NUGL TV/LIVE

NUGL TV was launched in 2020 as an is an in-house video hosting and streaming platform featuring in-house and third-party content. The NUGL TV podcast & NUGL LIVE stream, hosted by Bigg A of Rich & Ruthless and Jessica Serrano, introduce cannabis business owners, brands, and influencers to our fans in an exciting new live streaming format. Make sure to check back for the newest episode of NUGL TV airing right here, sooner than you think! NUGL TV and all video content is now hosted on our own servers and distributed by our own technology. We developed our platform to protect our intellectual property and content without interference or influence. We believe in free speech and respect the opinions of everyone. NUGL.com and NUGL TV are committed to supporting the truth about cannabis. For the people, by the people.

NUGL Online Store

The NUGL online store launched in 2022. The store features merchandise collections of the latest cannabis and lifestyle brands. Our store links with each business profile offering companies to expound there product line and revenue streams.

Advertisement Opportunities and Ad Server

NUGL offers print, digital and video advertisement opportunities. Our advertising platform is unbiased and uncensored for the cannabis community. Get your digital advertisements front and center across all NUGL platforms with the NUGL Ad Server. We’ll place your digital ads on NUGL.com, the NUGL App, NUGL Magazine, and NUGL TV. Your ads can link directly to your NUGL profile page or whichever external location you’d like. Unlike Google or Facebook we do not have biased censorship laws blocking your cannabis related ads from being displayed. With the NUGL Ad Server your ads will always be visible and never censored or removed.

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Revenue Model

NUGL has created an in-house ad server that will allow us to run digital ads on all of our platforms as well as integrate it into any other 3rd party websites as well. NUGL will generate revenue on a monthly basis through the sale of provider listings and advertising revenue. We currently offer an array of packages ranging in price which can include, Homepage Takeover, geographic targeting, self-service sign up, and email support. We also offer digital Magazine Ads. Given high growth in the cannabis industry, new businesses are entering the market daily. We believe we can reach 100% of the addressable market with our platform, while charging 20% of the rates our competition is charging and while offering more features.

Tax Treatment of Registrant and its Security Holders.

We are a publicly traded company and investment typically takes the form of Common Stock as the final delivered asset. Therefore, we operate as a C corporation. As such, our profits are taxable at corporate level and dividends, if any, are taxable at individual level. These are typically taxed as a capital gain or dividend.

Competition

The marijuana market is highly competitive. We will compete in all of our markets with other owners and operators of single and multi-location operators. We will compete based on a number of factors that including experienced management and capital availability. As a public company, the Common Stock as a viable financial exit is attractive to small marijuana business owners.

We will compete with many third parties engaged in marijuana investment activities including REITs, specialty finance companies, hedge funds, investment banking firms, lenders, and other entities. There are also REITs with asset acquisition objectives similar to ours and others may be organized in the future. Some of these competitors have substantially greater marketing and financial resources than we will have and generally may be able to accept or manage more risk than we can prudently manage, including risks with respect to the businesses being acquired. In addition, these same entities may seek financing through the same channels that we do. Therefore, we will compete for investors and funding in a market where funds for marijuana businesses investment may decrease or grow less than the underlying demand.

Competition may limit the number of suitable investment opportunities offered to us and result in higher prices, making it more difficult for us to acquire new investments on attractive terms. In addition, competition for desirable investments could delay the investment of net proceeds from this offering in desirable assets, which may in turn reduce our cash flow from operations and negatively affect our ability to make or maintain distributions.

Government Regulation

Our business is subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently.

Investment Company Act of 1940

We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

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Environmental Matters

Many marijuana products may contain or have been made with toxic substances as part of their processing and/or extraction processing. This may require specific zoning and environmental regulations at the State, local and Federal level. The Company may be held liable under these regulations when making acquisitions. These laws and liabilities may be extended to the Company’s employees.

Under various federal, state, and local laws, ordinances, and regulations, a current or previous owner or operator of real property may be held liable for the costs of removing or remediating hazardous or toxic substances. These laws often impose clean-up responsibility and liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of the hazardous or toxic substances. The costs of investigating, removing, or remediating these substances may be substantial, and the presence of these substances may adversely affect our ability to rent or sell the property or to borrow using the property as collateral and may expose us to liability resulting from any release of or exposure to these substances. If we arrange for the disposal or treatment of hazardous or toxic substances at another location, we may be liable for the costs of removing or remediating these substances at the disposal or treatment facility, whether or not the facility is owned or operated by us. We may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site that we own or operate. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners or operators of real opportunities for personal injury associated with asbestos-containing materials and other hazardous or toxic substances.

Other Regulations

The opportunities we acquire likely will be subject to various federal, state, and local regulatory requirements, such as zoning and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We generally will acquire opportunities that are in material compliance with all regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by us and could have an adverse effect on our financial condition and results of operations.

Employees

Currently, the company has sixty four (64) full time employees. The company may hire a number of employees as needed after effectiveness of this offering primarily to support our acquisition and development efforts.

Legal Proceedings

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

ITEM 7. DESCRIPTION OF PROPERTY

Our principal offices are located at 13771 Roswell Ave Suite F, Chino, CA 91701 The office is leased at a cost of $2,200.00 per month. Our subsidiary has several leases in Jamaica as follows: Farm -USD$4,000 monthly scheduled for increase in September 2022, Draxhall -GBP 425 monthly, Falmouth - USD$1,495 monthly, and Kingston- USD$9,200 monthly subject to increase. We do not currently lease or own any other real property.

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ITEM 8. MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this Report. Some of the statements under “Management’s Discussion and Analysis,” “Description of Business” and elsewhere herein may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and our industry in general. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. The safe harbor provisions of the federal securities laws do not apply to any forward-looking statements contained in this Report. All forward-looking statements address such matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read herein reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our written and oral forward-looking statements attributable to us or individuals acting on our behalf and such statements are expressly qualified in their entirety by this paragraph.

General

NUGL is a cannabis business directory and search app that offers an unbiased platform for both businesses and consumers. Our app seamlessly blends with our digital and print magazine, and our cannabis friendly multimedia platform providing marketing opportunities for business profiles, in print, digital and video format. NUGL is community-driven, and together we’ve built a place where all things cannabis can be welcomed and enjoyed by all.

Kaya is currently offering three retail locations, one consumption lounge, one maintaining facility and product/brand launch in Southern California. The Kaya name has become global and a leader in the cannabis community. Each retail facility features food, drink, retail, and venue capabilities creating a lifestyle atmosphere. Kay also has a cultivation farm and extraction facility.

Results of Operations

The net loss for the 3 months ended June 30, 2022, was $1,403,852 as compared to $299,566 for the three months ended June 30, 2021. The increase in net loss can be attributed to increased general and administrative expenses, including consulting, and selling expenses which were partially offset by an increase in revenues, as the result of the consolidation of Kaya acquisition.

Total operating income for the three months ended June 30, 2022, was $(798,598) for as compared to $(169,447) for the year earlier period for a negative variance of $(629,151). The variance can generally be attributed to increase in increased general and administrative expenses, including consulting and selling expenses.

Liquidity and Capital Resources

As of June 30, 2022, the Company had $183,2122 (June 30, 2021 – $299,399) in cash and cash equivalents.

Cash Flow from Operating Activities

During the 3 months ended June 30, 2022, net cash used by the Company’s operating activities was $5,707 versus $54,137 for the year earlier. During the six months ended June 30, 2022, net cash used by the Company’s operating activities was $483,481 versus $74,142 for the year earlier.

Cash Flow from Investing Activities

During the 3 months ended June 30, 2022, cash flow used in investing activities was $19,905 compared to $4,233 in the 3 months ended June 30, 2021. During the 6 months ended June 30, 2022, cash flow used in investing activities was $51,753 compared to $8,495 in the 3 months ended June 30, 2021.

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Cash Flow from Financing Activities

During the 3 months ended June 30, 2022, cash flow from financing activities was $8,417 compared to $(19,152) used in financing activities in the 3 months ended June 30, 2021. During the 6 months ended June 30, 2022, cash flow used in financing activities was $109,936 compared to 257,919 provided by financing activities in the 6 months ended June 30, 2021.

Going Concern

The Company has not yet attained profitable operations and are dependent upon obtaining outside financing sources to maintain operations. For these reasons, there may be substantial doubt that the Company will be able to continue operations without continued financing for which there is no assurance.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

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ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until her successor is elected and qualified, or until her earlier resignation or removal. Our directors and executive officers are as follows:

The table below lists our directors and executive officers, their ages, and the date of their first appointment to such positions. Each position is currently held with an indefinite term of office.

Name	Position	Age	Date of First Appointment
Balram Vaswani	Chief Executive Officer, Director	45	April 3, 2022
Curtis J. Melone	Chief Operating Officer, Interim Chief Financial Officer, Director, Secretary, Treasurer	48	Dec 11, 2017
Brandon Vargas	Director, President	49	Dec 11, 2017
Ben Kaplan	Director	53	July 1, 2022

Balram Vaswani

Mr. Vaswani has a well-rounded portfolio that’s highlighted by his founding of Kaya, the parent company of Kaya Farms, Kaya Herbhouse, Kaya Spa, Kaya Cafe and Kaya Tours. He also has his hand in research through UTECH Ganja Labs, an R&D firm focused on cannabis cultivation, processing and manufacturing as well as the therapeutic aspects of the plant. Outside the cannabis sector, Balram has served in Jamaica as CEO of Marley Coffee, Managing Director of Reggae Entertainment Television and founder of Jamaica News Network, both of which were acquired by the RJR Gleaner Communications Group a company listed on the Jamaica Stock Exchange.

Curtis J. Melone

For the last five years Mr. Melone has acted as President and CEO to the Company, overseeing the merger with Kaya; Mr. Melone currently serves as our Chief Operating Officer and interim CFO and member of our board of directors. Mr. Melone, a California native, has worked in both public and private markets. He specializes in operations and marketing in the entertainment industry. Mr. Melone is known as a turn-around and start-up specialist with a resume of successful companies in his portfolio. He has an extensive background in mergers and acquisitions and in strategic partnerships. Mr. Melone holds a BA in communications from San Diego, State.

Brandon Vargas

With over 10 years’ experience in the cannabis space, Brandon has worked on dispensary, cultivation and infusion entity formation, licensing, real estate acquisitions, construction and build outs, marketing, policy and procedures, compliance, staffing, and capital raises. Brandon has been an executive officer and director of NUGL (OTCPK: NUGL) since December 2017.

Ben Kaplan

Ben has served on the board of directors of NUGL since July 1, 2022. Ben has served as chief executive officer of Ehave Inc. (OTCOK: EHVVF) for the past 16 months and as chairman of its board of directors since June 2020. Mr. Kaplan has been an entrepreneur working for over 20 years in the financial sector. He has conducted his various investment activities out of New York City. Mr. Kaplan has invested in many companies both public and private, with a focus on international growth and potential for a global presence. In 2014, Mr. Kaplan was a founder and board member of Kaya Jamaica, Inc., a large cannabis company in the Caribbean (growkaya.com). In 2014, Mr. Kaplan invested in Surna (OTCQB: SRNA), a global HVAC company that provides engineering for and builds high technology facilities. In 2015, Mr. Kaplan invested in Kalytera (TSX: KALY), an Israeli botanical-based pharma company conducting research to determine cures for various illnesses, including a phase two trial for a cure for GVHD (graft versus host disease). In 2018, he assembled a 30,000 strong sales force in over 20 countries for Stemtech.com., a multi-level marketing company from south Florida. With a group of investors, they purchased the company out of bankruptcy, and Mr. Kaplan currently sits on the board of Stemtech. In 2018, Mr. Kaplan formed a partnership with others to invest in Sensi Magazine, which is published in several countries, to expand the botanical lifestyles of unique destinations globally.

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Code of Ethics Policy

We have not yet adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Board Composition

Our Bylaws provide that the Board of Directors shall consist of an unlimited number of directors. Each director of the Company serves until his successor is elected and qualified, subject to removal by the Company's majority shareholders. Each officer shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors and shall hold his office until his successor is elected and qualified, or until his earlier resignation or removal.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that our directors do not meet the independence requirements, according to the applicable rules and regulations of the SEC.

Corporate Governance

There have been no changes in any state law or other procedures by which security holders may recommend nominees to our board of directors. In addition to having no nominating committee for that purpose, we currently have no specific audit committee and no audit committee financial expert. Based on the fact that our current business affairs are simple, any such committees are excessive and beyond the scope of our business and needs.

Family Relationships

None.

Involvement in Certain Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

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•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting her involvement in any type of business, securities, or banking activities,

•	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•	Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Significant Employees

Aside from our Management, including our CEO and COO, we have no significant employees. We have 4 directors and 4 managers of various departments.

ITEM 10. COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about the annual compensation of each of our two highest-paid persons who were directors or executive officers during our last completed fiscal year.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Balram Vaswani	Chief Executive Officer, Director (1)	$164,811	-0-	$164,811
Curtis J. Melone	Chief Operating Officer, Interim Chief Financial Officer, Director, Secretary, Treasurer	-0-	-0-	-0-
Brandon Vargas	Director	-0-	-0-	-0-
Ben Kaplan	Director	-0-	-0-	-0-

(*) amounts are based upon agreed salaries and may reflect higher than actually paid to date numbers.

(1) appointed April 1, 2022.

Compensation of Directors

We do not compensate our directors for attendance at meetings. We reimburse our officers and directors for reasonable expenses incurred during the course of their performance. We have an equity incentive plan however, we are currently not issuing any grants under the plan. Our board directors going forward shall receive $6,000 in restricted common shares per quarter in exchange for their service on the board, and our chairman shall receive $9,000 per quarter.

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ITEM 11. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The table below provides information regarding Officers, Directors, and Control Persons owning 5% or more of the Issuer’s equity securities as of the date of this report’s publication. As of September 25, 2022, there were 851,631,990 shares of common stock issued and outstanding. Percentage of ownership is based upon the amounts as of September 25, 2022.

Name of Officer/Director and Control Person	Affiliation with Company (e.g. Officer/Director/Owner of more than 5%)	Residential Address (City / State Only)	Number of shares owned	Share type/ Class *	Ownership Percentage of Class Outstanding	Note
Balram Vaswani (One Love Limited)	Director, Chief Executive Officer	Kingston, Jamacia	200,332,760 [1]	Common	23.52%
Curtis J. Melone	Director, Chief Operating Officer, Interim Chief Financial Officer	Chino, CA	7,926,158	Common	0.93
Brandon Vargas	Director	Chino, CA	5,936,363	Common	0.70
Ben Kaplan	Director	Miami, FL	12,713,274	Common	1.49%
Officer/directors as a group (4 total)			226,908,555		26.64%

Others:1

Crest Ventures LLC[2]	5%	Miami, FL	47,713,192	Common	5.6%
Lorne Gertner	5%	Toronto, ON, Canada	63,106,790	Common	7.41%
High Hat Investment[3]	5%	Vancouver, BC Canada	76,461,259	Common	8.98%
Taconic Group[4]	5%	Miami Beach, FL	42,596,652	Common	5.0%
		Total:	229,877,893	Common	26.99%

(1)        These shares were issued effective April 3, 2022 as part of the Kaya acquisition

(2)        Crest Ventures LLC is controlled by Charles Arnold.

(3)        High Hat Investment is controlled by Joey Hussain.

(4)        Taconic Group is controlled by Robert Grinberg.

ITEM 12. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Since inception, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer, or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

Conflicts of Interest and Corporate Opportunities

The officers and directors have acknowledged that under Oklahoma law that they must present to the Company any business opportunity presented to them as an individual that met the Oklahoma's standard for a corporate opportunity: (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation's line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his own, the corporate fiduciary will thereby be placed in a position inimical to their duties to the corporation. This is enforceable and binding upon the officers and directors as it is part of the Code of Ethics that every officer and director is required to execute. However, the Company has not adopted formal written policies or procedures regarding the process for how these corporate opportunities are to be presented to the Board. It is the Company’s intention to adopt such policies and procedures in the immediate future.

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ITEM 13. SECURITIES BEING OFFERED

Common Shares

Our authorized capital stock consists of (i) One Billion (1,000,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), (ii) Ten Million (10,000,000) shares of Preferred of all Classes, par value $0.001 per share (the "Preferred Stock"), authorized at the time of this offering. As of the date of this Offering, we have 851,631,990 shares of Common stock and zero shares of Preferred shares issued and outstanding, at the time of this offering.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Preferred Stock

The Preferred Stock of the Company has several specific designations, listed below, and the resulting possible effect on the Company's securities it enables.

•	Ownership - There are ZERO (0) shares issued and outstanding Preferred Stock, as of the date of this Offering.
•	Dilution - The Company is authorized to issue Ten Million (10,000,000) shares of Preferred Stock of all classes. As of the date of this Prospectus there are ZERO (0) Preferred Stock issued and outstanding. These shares do not have a "Conversion Provision".
•	Other Restrictions - The Company is authorized to issue Ten Million (10,000,000) shares of Preferred Stock of all classes. Additional classes of preferred shares may contain other designations, resulting in restrictions regarding the operation of the Company. The Company may increase the number of authorized shares of all classes at any time, following the qualification of this offering.

There are ZERO (0) shares of the Preferred Stock issued and outstanding, as of the date of this Offering. If such a "Preferred Stock Conversion Provision" were to be added, then the Common Stock would be subject to dilution and a probable reduction in its value. There are not set limits on this conversion. It should be noted that at the time of this filing no such "Preferred Stock Conversion Provision" is in effect.

Options and Warrants

Management may at some future date decide that it is in the best interests of the shareholders to issue warrants. At the time of this filing, there are no immediate plans to issue, nor any outstanding warrants or options.

Dividends.	Subject to preferences that may be applicable to any then-outstanding preferred stock (in the event we create preferred stock), holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights.	In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock that may be created in the future.

Other Rights.	Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may create in the future.

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Transfer Agent and Registrar

The Transfer Agent of record is Action Stock Transfer Corporation, whose address is 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT 84121

Shares Eligible for Future Sale

Prior to this offering, there is a public market for our common stock, which is traded under the symbol NUGL on OTCMarkets.com. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

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ITEM 14. FINANCIAL STATEMENTS

NUGL, INC.

FINANCIAL STATEMENTS - UNAUDITED

For the period ended June 30, 2022.

F-1

NUGL, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As At	June 30, 2022	Dec. 31, 2021

A S S E T S

Cash	$183,212	$134,318
Receivables	379,867	299,862
Inventory	228,265	250,948
Biological assets	151,362	59,663
Prepaid expenses	59,732	74,540
Due to related parties	13,183	—
	1,015,621	819,321

Property and equipment, net (Note 5)	1,659,035	1,668,666
Intangible assets, net (Note 6)	894,719	920,395
Right of use, net	1,942,675	2,045,323
Investments (Note 7)	100,000	100,000
	$5,739,500	$5,553,705

L I A B I L I T I E S

Accounts payable and accrued liabilities (Note 8)	$288,141	$181,498
Right of use liability, current	165,720	165,720
Convertible notes (Note 9)	1,134,875	186,760
Derivative liability (Note 9)	297,599	—
Notes payable (Note 9)	—	139,000
	1,886,335	686,539
Right of use liability, non-current	2,145,925	2,229,117
	4,032,260	2,915,656

S H A R E H O L D E R S’ E Q U I T Y

Common Stock; 1,000,000,000 authorized; $0.001 par value 851,631,990 and 797,310,985 issued and outstanding respectively (Note 10)	851,632	722,194
Additional paid-in capital (Note 10)	7,539,258	6,952,104
Accumulated deficit	(6,683,650)	(5,036,248)
	1,707,240	2,638,050
	$5,739,500	$5,553,706

The accompanying notes are an integral part of these financial statements

F-2

NUGL, INC.

UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY

	Number of Common Shares	Amount of Common Shares	Additional Paid-in Capital	Accumulated Deficit	Shareholders’ Equity
Balance, January 1, 2021	722,193,528	722,194	6,952,104	(4,284,736)	3,077,494
Comprehensive loss	—	—	—	(480,776)	(480,776)
Balance, June 30, 2021	722,193,528	$722,194	$6,952,104	$(4,765,512)	$2,841,715

Balance, January 1, 2022	722,193,528	722,194	5,910,633	(5,036,248)	(2,638,050)
Convertible Debenture	10,559,447	10,559	362,392	—	362,962
Cashless exercise of incentive stock option	64,558,015	64,558	1,108,243	—	1,172,801
Impact of Reverse Take Over	51,471,000	51,471	(51,471)	—	—
Issuance for financing	2,850,000	2,850	219,450	—	222,300
Comprehensive loss	—	—	—	(1,647,402)	(1,647,402)
Balance, June 30, 2022	851,631,990	$851,632	$7,539,258	$(6,683,650)	$1,707,240

The accompanying notes are an integral part of these financial statements

F-3

NUGL, INC.

UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENT OF OPERATIONS

	For the period from
	April 1 - June 30		January 1- June 30
	2022	2021	2022	2021
REVENUES	$638,803	$437,111	$1,121,657	$827,802

COST OF SALES	78,220	209,676	295,234	299,869

GROSS PROFIT	560,583	227,435	826,423	527,933

EXPENSES
General and administrative	358,568	118,494	523,385	256,168
Operating expenses	188,799	162,670	357,897	336,728
Professional Fees	100,876	73,759	111,616	74,179
Non-cash compensation	710,938	41,959	752,897	88,131
	1,359,181	396,882	1,745,795	755,206
Operating income	(798,598)	(169,447)	(919,372)	(227,273)

Amortization & depreciation	(133,162)	(115,466)	(239,038)	(229,793)
Change in derivative liability	(149,765)	—	(149,765)	—
Foreign exchange gain (loss)	3,651	(175)	6,092	842
Interest expense	(325,978)	(14,478)	(345,319)	(24,553)
Net loss	$(1,403,852)	$(299,566)	$(1,968,708)	$(480,776)

Weighted average common share outstanding	811,240,471	797,310,985	810,304,544	797,310,985
Loss per common share	$0.002	0.000	0.001	0.001

The accompanying notes are an integral part of these financial statements

F-4

NUGL, INC.

UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS

	For the period from
	April 1 - June 30		January 1- June 30
	2022	2021	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income for the period	$(1,403,852)	$(299,566)	$(1,968,708)	$(480,778)
Non-cash expenses:
Amortization & depreciation	371,213	115,466	477,065	229,792
Change in derivative liability	149,765	—	149,765	—
Non-cash finance expense	325,978	14,478	123,019	24,553
Stock-based compensation	710,938	41,959	752,897	88,131

Net change in operating assets and liabilities
Receivables	(98,049)	22,702	(80,015)	(4,837)
Inventory	(27,744)	59,713	22,683	62,616
Biological assets	(82,148)	56,861	(91,699)	11,360
Prepaid expenses	25,979	(14,475)	14,809	—
Accounts payable and accrued liabilities	20,213	(51,275)	106,703	(4,981)
CASH FLOWS (USED IN)
OPERATING ACTIVITIES	(5,707)	(54,137)	(483,481)	(74,142)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances to (related parties	4,781	(7,152)	(26,744)	(3,081)
Convertible debenture	—	—	—	285,000
Note payable	36,000	—	—	—
Lease liability	(32,364)	(12,000)	(83,192)	(24,000)

CASH FLOWS (USED IN) PROVIDED
BY FINANCING ACTIVITIES	8,417	(19,152)	(109,936)	257,919

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in property and equipment	(19,905)	(4,233)	(51,753)	(6,352)
Investment in intangible assets	—	—	—	(2,143)
CASH FLOWS USED IN INVESTING ACTIVITIES	(19,905)	(4,233)	(51,753)	(8,495)

NET DECREASE IN CASH	(17,195)	(77,522)	(655,179)	175,282
Effects from acquisitions	160,458	—	704,064	—
Cash - Beginning of the period	39,949	299,375	134,318	46,571
Cash - End of the period	$183,212	$299,399	$183,212	$221,853

The accompanying notes are an integral part of these financial statements

F-5

NUGL, INC.

NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

JUNE 30, 2022

Internally prepared by Management

NOTE 1 – ORGANIZATION AND BUSINESS

1.	Background and Basis of Presentation

History and Organization

NUGL, Inc. (the Company”) was incorporated on November 5, 1998 in the State of Nevada as USA Telecom with the spelling later changed in that year to USA Telcom and subsequently changed its name at various times as follows: USA Telecom Internationale (April 2000), ZannWell Inc. (June 2004), Blackhawk Fund (January 2005), Vidable, Inc. (June 2011), VIBE I (June 2011), and Coresource Strategies, Inc. (June 2015).

On May 24, 2017, the Company entered into a Definitive Merger Agreement (the “Nugl Merger”) with NUGL, Inc., a Nevada corporation (“NUGL”). On August 24, 2017, the Company underwent a Statutory A Reorganization (the “Nugl Reorganization”) pursuant to Section 1081(a) of the Oklahoma General Corporation Law, as a tax-free reorganization. Pursuant to the reorganization, on August 24, 2017, Coresource Strategies, Inc. caused NUGL to be incorporated in the State of Oklahoma, as a direct, wholly owned subsidiary. Concurrently, NUGL caused Coresource Operations, Inc., to be incorporated as a direct, wholly owned subsidiary. Under the terms of the reorganization, Coresource Strategies, Inc. was merged with and into Coresource Operations., Inc. pursuant to Section 1081(g) of the General Corporation Law of the State of Oklahoma. Upon consummation of the reorganization, each issued and outstanding equity of Coresource Strategies, Inc. was converted into and exchanged for an equivalent equity of NUGL (on a one for one basis) having the same designations, rights, powers and preferences, and qualifications, limitations and restrictions as the equities of Coresource Strategies, Inc. being converted. There was no spinoff and Coresource Strategies, Inc. corporate existence ceased. Under the Reorganization, Coresource Strategies, Inc. equity holders became equity holders of NUGL, in the same proportion.

In connection with the Nugl Merger and Nugl Reorganization, the Company completed a name change to NUGL, Inc. and symbol change to NUGL. This corporate action was declared effective on December 7, 2017 by the Financial Industry Regulatory Authority, Inc. (“FINRA”).

Effective April 4, 2022, the Company completed a transaction with Kaya LLC (“Kaya”) of Jamacia. This transaction (“Kaya Transaction”) was accounted for as a reverse takeover as the control of the Company was acquired by the former shareholders of Kaya, despite the Company continuing the operations of Nugl going forward. Although legally, Nugl is regarded as the parent or continuing company, Kaya, whose shareholders now hold more than 50% of the voting shares of the Company, is treated as the acquirer under generally accepted accounting principles. Consequently, Nugl is deemed a continuation of Kaya and control of the assets and business of Nugl is deemed to have been acquired in consideration for the issuance of the shares.

Kaya is incorporated in the Saint Vincent and the Grenadines and under the International Business Companies Act with principal executive offices at 19 Trinidad Terrace, Kingston 5, Jamaica.

Business

Kaya is an innovative global cannabinoid company committed to building disruptive intellectual property by advancing cannabis research, technology and product development and has built an iconic brand portfolio. The Corporation’s diverse international brand portfolio includes a licensed cultivation facility with over 40 genetics, a processing facility, 3 retail Herbhouses. Kaya has established itself as a leading supplier and exporter of medicinal cannabis throughout the Caribbean, Australia and South America through its franchise in Punta Del Este, Uruguay

NUGL is a search engine and online directory, and multi-media platform created by technology professionals for the marijuana industry. The NUGL database is a software platform for all things cannabis and includes listings for dispensaries, strains, doctors, lawyers, service professionals, vape shops, hydro stores, and brands. The NUGL database search results cannot be bought and provide unbiased ratings. Our platform serves as a front and back-end solution developed to make a thriving and growing industry better, more fun, and a lot safer. Our multi-media platform contains digital, print and video advertising and content opportunities for our clients and business profiles. Distribution of the content is via social media and emailing campaigns for digital content and dispensaries and trade shows for print magazine routes.

F-6

2.	Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the presentation of the accompanying unaudited condensed financial statements follows:

General

The accompanying unaudited condensed interim financial statements (“Financial Statements”) of the Company have been prepared in accordance with the rules and regulations (S-X) of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles (“GAAP”) for complete financial statements. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of these Financial Statements and the reported amounts of net revenues and expenses during the reporting periods.

Going Concern

These Financial Statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and classification of liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might result if the Corporation is unable to continue as a going concern.

The Corporation has experienced recurring net losses and negative cash flows from operations since inception and as at June 30, 2022 has an accumulated deficit of approximately $6,683,650 (December 31, 2021 - $5,036,057) and a working capital deficit of approximately $870,714 (December 31, 2021 - $132,782). The Corporation has funded its activities to date almost exclusively from debt and equity financings. The conditions raise substantial doubt about the Corporation’s ability to continue as a going concern. The Corporation will continue to require funds to execute its business. Management’s plans in order to meet its operating cash flow requirements may include among other types of transaction the following private placements of its common stock, preferred stock offerings, and issuances of debt and convertible debt instruments.

The Corporation’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements depends on its ability to execute its business plan, increase revenue, and reduce expenditures. Such conditions raise substantial doubts about the Corporation’s ability to continue as a going concern.

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of the Corporation, and all entities in which the Corporation has a controlling voting interest or is the primary beneficiary of a variable interest as of and for the reporting periods. The Corporation assesses control under the variable interest entity (“VIE”) model to determine whether the Corporation is the primary beneficiary of that entity’s operations. If an entity is not deemed to be a VIE, the Corporation consolidates the entity if the Corporation has a controlling voting interest. Subsidiaries are fully consolidated from the date on which control is transferred to the Corporation. They are deconsolidated from the date that control ceases. Investments in which the Corporation has the ability to exercise significant influence over the operating and financial policies of the investee, but does not have control, are accounted for under the equity method of accounting.

F-7

Subsidiaries	Jurisdiction of Incorporation	Date of Incorporation	Ownership Interest (%)
Kaya LLC	Jamaica	April 9, 2018	100
Island Kaya Limited	Jamaica	March 8, 2016	100
Jamaica Ganja Corporation Limited	Jamaica	October 22, 2015	100
The Herb Company (THC) Limited	Jamaica	January 8, 2016	100
Kaya Extracts Limited	Jamaica	July 6, 2016	100
Island Kaya Group Limited	Jamaica	December 11, 2018	100
Island Kaya Spa Limited	Jamaica	January 11, 2019	100
Island Kaya Tours Limited	Jamaica	January 11, 2019	100
Island Rover Limited	Jamaica	February 9, 2007	100

All intercompany transactions and balances are eliminated upon consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Significant estimates and assumptions include, among other things, valuation of derivative liabilities, expected credit losses on long term financial assets, impairment losses on goodwill and indefinite-lived intangible assets, impairment losses on long-lived assets, inventory write-downs, share-bared payments, valuation allowance on deferred income tax assets and uncertain tax liabilities. Actual results could differ from those estimates.

Cash and cash equivalents and short-term investments

Cash and cash equivalents are comprised of cash and highly liquid investments that are readily convertible into known amounts of cash with original maturities of three months or less.

Inventory

Inventory is comprised of raw materials, finished goods and work-in-progress, such as pre-harvested cannabis plants, dried cannabis flower, by-products to be extracted, cannabis extracts and by-products, dry cannabis and cannabis extract containers, and boxes. The costs of growing cannabis, including but not limited to labor, utilities, nutrition and irrigation, are capitalized into inventory until the time of harvest.

Inventory is stated at the lower of cost and net realizable value, determined using weighted average cost. Cost includes expenditures directly related to manufacturing and distribution of the products. Primary costs include consumables (insect control, fertilizers, soil), packaging, shipping, direct labor, overhead, supplies and small tools, and the depreciation of manufacturing equipment and production facilities determined at normal capacity. Manufacturing overhead and related expenses include salaries, wages, employee benefits, rent, utilities, security, and property taxes. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. At the end of each reporting period, the Corporation performs an assessment of inventory obsolescence to measure inventory at the lower of cost and net realizable value. Factors considered in the determination of obsolescence include slow-moving or non-marketable products.

Investments

Variable interest entities

A variable interest entity is an entity having either a total equity investment that is insufficient to finance its activities without additional subordinated financial support or equity investors at risk that lack the ability to control the entity’s activities. Variable interests are investments or other interests that will absorb portions of a VIE’s expected losses or receive portions of the VIE’s expected residual returns. The Corporation evaluates whether it is the primary beneficiary of each VIE it identifies on a periodic basis and considers the impact of any reconsideration events. The primary beneficiary is the party that has both the power to direct the activities that most significantly impact the VIE and holds a variable interest that could potentially be significant to the VIE. To make this determination, the Corporation considers both quantitative and qualitative factors regarding the nature, size and form of its involvement with the VIE. The Corporation consolidates the VIE when it is determined that it is the primary beneficiary of the VIE.

F-8

Equity method investments

The Corporation accounts for investments in companies over which it has the ability to exercise significant influence but does not hold a controlling financial interest using the equity method. Under the equity method, the Corporation records its proportionate share of income or loss in the consolidated statements of net income (loss) and comprehensive income (loss). Cash payments to equity method investees such as additional investments and expenses incurred on behalf of investees, as well as payments from equity method investees such as dividends and distributions are recorded as adjustments to investment balances. If the current fair value of an investment falls below its carrying amount, this may indicate that an impairment loss should be recorded. Any impairment losses recognized cannot be reversed in subsequent periods.

Other investments

Other investments include common stock and options in third party entities in which the Corporation’s influence is deemed nonsignificant. The Corporation holds other investments with and without readily determinable fair values. Other investments with readily determinable fair values are recorded using the fair value method of accounting as of period-end on the consolidated balance sheets. Other investments without readily determinable fair values are recorded using the cost method of accounting on the consolidated balance sheets. Other investments without readily determinable fair values are assessed for temporary and other than temporary observable price changes on a periodic basis. Changes in the reported value of other investments are reported in the consolidated statements of net income (loss) and comprehensive income (loss).

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Classification	Rate
Building	25 years
Leasehold improvements	10 years
Machinery and equipment	5-10 years
Computers and software	5 years
Motor Vehicles	5 years
Furniture and fixtures	5-10 years
Equipment under lease	Lesser of term of lease and useful life

When assets are disposed of, the cost and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized Statement of Operations and Comprehensive Loss. Maintenance and repairs are charged to expense as incurred. Significant expenditures, which increase productivity or extend the useful life of the asset, are capitalized.

Available for use is defined as the point at which the related property, plant and equipment is operational, including the possession of any requisite licenses. Depreciation commences at the point the assets are available for use.

Definite-lived intangible assets

Intangible assets are recorded at cost less any accumulated amortization and accumulated impairment losses. Intangible assets acquired through a business combination are measured at fair value at the acquisition date.

The Corporation capitalizes certain costs incurred in connection with its enterprise software, which include external direct costs of materials and services consumed in developing or obtaining internal-use software and payroll and payroll-related costs for employees who are directly associated with and who devote time to the development of the software for the function intended. All other costs are expensed as incurred.

F-9

Intangible assets with definite useful lives are amortized over their estimated useful lives using the following methods and rates:

Classification	Method	Rate
Licenses	Straight-line	Useful life of corresponding facility
Intellectual Property	Straight-line	25 years
Trade Marks	Straight-line	10 years
Domain name	Straight-line	15 years
Launch Expenses	Straight-line	3 years

Amortization begins when assets become available for use. The estimated useful life, amortization method, and rate are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

At the end of each reporting period, the Corporation reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Corporation estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Recoverable amount are the higher of the fair value less cost to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (cash-generating unit) is reduced to its recoverable amount.

Intangible assets acquired are accounted for in accordance with the acquisition method of accounting. Equity interests issued in exchange for an asset are initially recognized and measured at the date of acquisition at fair value. We estimate fair value using the relief-from-royalty method and key assumptions include the discount rate and estimated life. Definite-lived intangible assets are subject to amortization and reviewed for impairment annually or more frequently when events or changes in circumstances indicate that fair value has been reduced to less than its carrying amount.

Accrued liabilities

Accrued payroll and related expenses include salaries and wages, bonuses, and other related payroll expenses associated with the Corporation’s employees. Accrued professional fees include fees for legal expenses, litigation, consulting, marketing, and other related expenses. Accrued taxes include sales, excise and other taxes owed. Other accrued expenses include the fair value of deferred share units outstanding to directors and other general expenses.

Leases

The Corporation enters into leases in the normal course of business, primarily for the land-use rights, office premises, and equipment used in the production of its products. At the inception of a contract, the Corporation assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Corporation performs an analysis over the classification of the lease agreement as either an operating lease or finance lease.

A right-of-use asset and the related lease obligation associated with the lease are recorded at the inception of the lease. The right-of use asset’s recorded amount is based on the present value of future lease payments over the lease term at the commencement date plus any initial direct costs incurred. If the rate implicit in the lease is not readily determinable for the Corporation’s operating leases, an incremental borrowing rate is generally used based on information available at the lease commencement date to determine the present value of future lease payments. Subsequent changes to these lease payments due to rate updates are recorded as lease expense in the period incurred. Leases with a term of 12 months or less are not recorded on the balance sheet as a lease.

F-10

The right-of-use asset is subject to impairment testing whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. The leased asset is amortized over the shorter of the lease term or its estimated useful life if title does not transfer to the Corporation, while the leased asset is depreciated in accordance with the Corporation’s depreciation policy if the title is to eventually transfer to the Corporation.

The Corporation’s lease agreements generally exclude non-lease components. As a result, non-lease components are accounted for separately for all classes of assets and expensed as incurred. In addition, the Corporation’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. For finance leases, from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term, the right-of-use asset is amortized on a straight-line basis and the interest expense is recognized on the lease liability using the effective interest method. For operating leases, lease expense is recognized on a straight-line basis over the term of the lease and presented as a single charge in the consolidated statements of net income (loss) and comprehensive income (loss).

Impairment of long-lived assets

The Corporation reviews its long-lived assets, such as property, and equipment and definite-lived intangible assets, for impairment in accordance with ASC Topic 360, Property, Plant, and Equipment. In accordance with ASC Topic 360, long-lived assets to be held are reviewed for events or changes in circumstances that indicate that their carrying amount may not be recoverable. The Corporation periodically reviews for indicators and, if indicators are present, tests the carrying amount of long-lived assets, assessing their fair values based on estimated undiscounted cash flows over their remaining estimated useful lives. The Corporation groups assets at the lowest level for which cash flows are separately identifiable, referred to as an asset group. If the carrying amount of an asset (or asset group) exceeds its estimated undiscounted future cash flows, an impairment charge is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset, based on discounted cash flows.

Impairment of goodwill and indefinite-lived intangible assets

Goodwill and indefinite-lived intangible assets are not amortized. Goodwill and indefinite-lived intangible assets are reviewed for impairment annually or more frequently when events or changes in circumstances indicate that fair value of the reporting unit has been reduced to less than its carrying amount in accordance with the provisions of ASC Topic 350, Intangibles—Goodwill and Other. The Corporation performs an impairment test annually in the fourth quarter by comparing the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered to be impaired. An impairment charge would be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. The Corporation determined that it has two segments: the U.S. segment and the Rest of World segment.

Convertible Debt Instruments

Convertible features of conventional debt instruments can provide for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options”.

In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortized the discount to operations over the life of the debt using the effective interest method. The Company was not required to record any BCF’s on any of the convertible debt it issued during the periods ending March 31, 2022 and December 31, 2021.

Fair Value

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying amount reported in the consolidated balance sheet for accounts payable and accrued expenses, advances and notes payable approximates fair value because of the immediate or short-term maturity of these financial instruments.

Derivative liabilities

For financial instruments classified as derivatives that are not designated as hedging instruments or do not qualify for hedge accounting, changes in fair value are recorded in the consolidated statements of net income (loss) and comprehensive income (loss) each period. The Corporation does not enter into or hold derivative financial instruments for trading or speculative purposes. Derivative liabilities are initially recognized at fair value at the date on which the derivative contract was entered into. Any attributable transaction costs are recognized in net income (loss) as incurred. Subsequent to initial recognition, derivative liabilities are measured at fair value at each reporting date until settlement with the re-measurement gain or loss being recognized immediately in net income (loss) and comprehensive income (loss).

F-11

Capital stock

Capital stock is presented at the fair value at the time of issuance of the shares that are issued. Costs related to the issuance of shares are reported in equity, net of tax, as a reduction from the issuance proceeds.

Revenue recognition

The Company has recognized revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments will be provided for in the same period the related sales will be recorded. There was no effect on implementing ASC 605-10 on the Company’s financial position and results of operations, since the Company h’s not started generating revenue.

ASC 605-10 incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arrangements (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. There was no effect on implementing ASC 605-25 on the Company’s financial position and results of operations, since the Company has not started generating revenue.

The Corporation’s contracts with customers for the sale of dried cannabis, cannabis oil, cannabinoid-derived products, “hemp” (as defined in the U.S. Agricultural Improvement Act of 2018 “U.S. hemp”) branded souvenir items, paraphernalia and food and beverage through its café and bar. The Corporation has concluded that revenue from the sale of these products should be recognized at the point in time when control is transferred to the customer, which is upon shipment or delivery, depending on the contract. For consumer sales, control passes to the customer upon shipment and, thus, revenue is recognized upon the transfer of goods to the shipping carrier in accordance with the terms of service agreed to by the customer at the time of purchase. Revenue is recognized at the transaction price, which is the amount of consideration to which the Corporation expects to be entitled in exchange for transferring promised goods to a customer.

Net revenue before excise taxes from sale of goods, as presented in the consolidated statements of net income (loss) and comprehensive income (loss), represents revenue from the sale of goods less expected price discounts, allowances for customer returns and other forms of consideration paid to customers. Net revenue before excise taxes excludes excise taxes, which the Corporation pays as principal, and excludes duties and taxes collected on behalf of third parties. Excise taxes are a production tax classified as government remittances payable, which when applicable, become payable when a product is delivered to the customer and are not directly related to the value of revenue. .

The Corporation treats shipping and handling activities as a fulfillment cost, classified as cost of sales. Accordingly, the Corporation accrues all fulfillment costs related to the shipping and handling of consumer goods at the time of shipment.

Share-based compensation

The Corporation has an incentive stock option plan for grants to eligible directors, officers, senior management and consultants under its incentive stock option (“ISO”) plan and in accordance with Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718- 10”) all share-based payments to both employees and non-employees be recognized in the income statement based on their fair values.

Equity instruments granted are initially measured at fair value on the grant date. The fair value of the ISO is determined using the Black-Scholes option pricing model. This is recognized on a straight-line basis in the consolidated statements of net income (loss) and comprehensive income (loss) over the vesting period for employees, and over the contractual term for non-employees. The related costs for all equity-settled share-based awards are reflected in additional paid-in capital until the awards are settled or exercised. Upon settlement or exercise, shares are issued and the amount previously reflected in the additional paid-in capital is, along with any proceeds paid upon settlement or exercise, credited to share capital. Forfeitures are estimated at the time of grant, and the Corporation revises these estimates in subsequent periods if there is a difference in actual forfeitures and the estimates.

F-12

Income taxes

The Corporation uses the liability method of accounting for income taxes, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect when such assets and liabilities are recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the year that includes the enactment date. The Corporation determines deferred tax assets including net operating losses and liabilities, based on temporary differences between the book and tax bases of assets and liabilities.

A valuation allowance is established to reduce some or all net deferred tax assets to amounts that are more likely than not to be realized. The Corporation considers all available evidence, both positive and negative, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies, in assessing the need for a valuation allowance.

The Corporation has a full valuation allowance against its net deferred tax assets, and has concluded, based on the weight of all available evidence, that it is more likely than not that the net deferred tax assets will not be realized, primarily due to the historical net operating losses. The valuation allowance against the net deferred tax assets does not in any way impact the Corporation’s ability to use future tax deductions such as the Corporation’s net operating loss carryforwards; rather, the valuation allowance indicates, according to the provisions of Accounting Standards Codification (“ASC”) 740, Income Taxes, it is more likely than not that the deferred tax assets will not be realized. The valuation allowance that was established will be maintained until there is sufficient positive evidence to conclude that it is more likely than not that the net deferred tax assets will be realized. The Corporation’s income tax expense for future periods will be reduced to the extent of corresponding decreases in our valuation allowance. There is uncertainty regarding any future realization of the benefit by the Corporation of all or part of our net deferred tax assets.

Judgment is required to determine the recognition and measurement attributes prescribed in the accounting guidance for uncertainty in income taxes. The Corporation uses a two-step approach for evaluating uncertain tax positions. Step one, recognition, requires us to determine if the weight of available evidence indicates that a tax position is more likely than not to be sustained upon audit, including resolution of related appeals or litigation processes, if any. If a tax position is not considered “more likely than not” to be sustained, no benefits of the position are recognized. If we determine that a position is “more likely than not” to be sustained, then we proceed to step two, measurement, which is based on the largest amount of benefit which is more likely than not to be realized on effective settlement. This process involves estimating our actual current tax exposure, including assessing the risks associated with income tax audits, together with assessing temporary differences resulting from the different treatment of items for tax and financial reporting purposes. If actual results differ from our estimates, our net operating loss and credit carryforwards, to the extent not covered by a valuation allowance, could be materially impacted in the period which such determination is made.

The Corporation recognizes uncertain income tax positions at the largest amount that is more-likely-than-not to be sustained upon examination by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Recognition or measurement is reflected in the period in which the likelihood changes. Any interest and penalties related to unrecognized tax liabilities are presented within income tax expense in the consolidated statements of net income (loss) and comprehensive income (loss). Accrued interest and penalties are included in accounts payable and other liabilities in the consolidated balance sheets.

Foreign currency

The Corporation’s functional currency is the U.S. dollar (“US$”) as is its reporting currency. All assets and liabilities of operations with a functional currency other than the U.S. dollar are translated at period-end currency exchange rates. The resulting translation adjustments are recorded in accumulated other comprehensive income (loss), net of tax. Revenues and expenses of operations, as well as all cash flows, with a functional currency other than the U.S. dollar are translated at the average exchange rates for the period. Transaction gains and losses resulting from changes in foreign currency exchange rates are recorded in either cost of sales, general and administrative expenses, or other, net in the consolidated statements of net income (loss) and comprehensive income (loss).

F-13

Earnings (loss) per share

The Corporation presents basic and diluted earnings (loss) per share data for its common shares. Basic earnings (loss) per share is calculated by dividing the profit or loss attributable to common shareholders of the Corporation by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding for the effects of all potentially dilutive common shares.

Fair value measurements

The carrying amount of the Corporation’s cash and cash equivalents, accounts receivable, other receivables, loans receivable, account payables and other liabilities approximate fair value, given their short-term nature. The Corporation uses a fair value hierarchy, which gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities, noted as Level 1 measurements, and the lowest priority to unobservable inputs, noted as Level 3 measurements.

The following are the three levels of inputs used to measure fair value:

•	Level 1 – valuation based on quoted prices (unadjusted) in active markets for identical assets and liabilities.
•	Level 2 – valuation techniques based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.
•	Level 3 – valuation techniques using the inputs for the asset or liability that are not based on observable market data.

The Corporation’s policy for determining when transfers between levels of the fair value hierarchy occur is based on the date of the event or changes in circumstances that caused the transfer.

Recent Accounting Pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability to the Company. Where it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financials properly reflect the change.

Reclassification

Certain reclassifications have been made to prior periods’ data to conform to the current period’s presentation. These reclassifications had no effect on reported income or losses.

Net Loss per Common Share, basic and diluted

The Company has adopted Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”) specifying the computation, presentation and disclosure requirements of earnings per share information. Basic loss per share has been calculated based upon the weighted average number of common shares outstanding.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

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3.	Inventory

Inventories are stated at the lower cost and net realizable value. Cost comprises direct materials and where applicable those overheads that have been incurred in bringing the inventories to their present location and condition. Cost is calculated using the weighted average cost method. Net realizable value represents the estimated selling price less estimated costs of completion. Inventories of harvested work-in-progress and finished goods are valued at the lower of cost and net realizable value. Inventories of harvested cannabis are transferred from biological assets at their fair value less cost to sell up to the point of harvest, which becomes the initial deemed cost. All subsequent direct and indirect post-harvest costs are capitalized to inventory as incurred, including consumables, materials, packaging supplies, utilities and facilities cost.as they are then subsequently charged to cost of goods sold on the statement of operations and comprehensive loss at the time inventory is sold.

The components of inventory are as follows:

As at	June 30, 2022	December 31, 2021
Finished goods	$214,585	$236,825

Raw materials	13,680	14,123

	$228,265	$250,948

4.	Biological Asset

Biological assets relate to cannabis plant materials. This includes the asset’s biological transformation, which comprises the process of growth and degeneration that causes quantitative changes in the biological asset. The Group recognizes biological assets when and only where the Group controls the assets as a result of past events, it is probable that future economic benefits associated with such assets will flow to the Group and the fair value or cost of the assets can be measured reliably.

Biological assets are measured on initial recognition at fair value being the acquisition costs and at the end of each reporting period, at fair value determined by the present value of expected cash flows from the biological assets.

Gains and losses on biological assets are determined by reference to their carrying amount and their estimated fair value. Gains and losses on biological assets are included in the statement of comprehensive income.

	2021	2021
Opening Balance, January 1,	$59,663	$94,777
Fair value gains(losses)	(91,699)	(45,114)
Decrease due to sale/transfers to inventory	183,398	10,000
Closing balance, June 30 and December 31	$151,362	$59,663

5.	Property, and Equipment, net

All property and equipment held for use in the production or supply of goods or services, or for administrative purposes, are stated in the statement of financial position at historical cost. Depreciation is charged so as to write off the cost of assets over the estimated useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation methods are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis. An item of property and equipment is de-recognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property and equipment is determined as the difference between the sales proceeds and the carrying amount to the asset and is recognized in the statement of operations and comprehensive loss.

	As at June 30, 2022
	Cost	Accumulated depreciation	Net Book Value
Buildings	$1,018,811	$316,515	$702,296
Leasehold Improvements	651,765	28,333	623,432
Construction In Progress	28,895	—	28,894
Equipment, Furniture and Fixtures	603,333	343,144	260,189

Computers and software	504,463	338,287	166,176
Motor Vehicle	17,500	12,002	5,498
	$2,824,766	$1,038,281	$1,786,485

F-15

	As at December 31, 2021
	Cost	Accumulated depreciation	Net Book Value
Buildings	$1,016,475	$280,616	$735,859
Leasehold Improvements	649,299	25,096	624,203
Construction In Progress	2,056	—	2,056
Equipment, Furniture and Fixtures	592,318	307,526	284,792

Computers and software	95,497	74,241	21,256
Motor Vehicle	2,500	2,000	500
	$2,358,145	$689,479	$1,668,666

There were no impairment charges on property, plant and equipment during the period ended June 30, 2022 and December 31, 2021.

6.	Intangible Assets, net

	As at June 30, 2022
	Cost	Accumulated Amortization/ Impairment	Net Book Value
Intellectual Property	$1,200,000	$288,000	$888,000
Trademarks	11,576	6,830	4,746
Domain Names	3,107	1,134	1,973
Launch Expenses	196,636	196,636	—
	$1,411,319	$516,600	$894,719

	As at December 31, 2021
	Cost	Accumulated Amortization/ Impairment	Net Book Value
Intellectual Property	$1,200,000	$288,000	$912,000
Trademarks	11,576	5,255	6,320
Domain Names	3,107	1,032	2,075
Launch Expenses	196,636	196,636	—
	$1,411,319	$491,923	$920,395

There were no impairment charges on intangible assets during the periods ended June 30, 2022 and December 31, 2021.

7.	Investments

This investment was initially in MoCanna Inc., a Canadian private company, at a cost of US$100,000 for 100,000 common shares. In August 2020, the MaCanna Inc. which was acquired by Goodcap Pharmaceuticals Inc. (“Goodcap”) for which the Corporation received 77,380 common shares Goodcap.

F-16

8.	Accounts payable and accrued liabilities

As at	June 30, 2022	December 31, 2021
Trade payables	$268,608	$136,625
Accrued expenses	19,533	44,873
	$288,141	$181,498

9.	Convertible Debentures and Notes Payable

In January 2021, raised $285,000 via convertible debentures with a total face value of $285,000, which was automatically converted concurrently with the Kaya Transaction.

On June 26, 2019, the Company entered into an unsecured convertible promissory note that accrues interest at 8% per annum. The note has a conversion price equal to lesser of $1.20 per share or 20% discount to the 10-day volume weighted average price of the stock on day of conversion. The note has a maturity date of June 26, 2021 and is currently technically in default however the creditor has yet to request payment or conversion. The outstanding balance as of June 30, 2022 consists of $125,000 of principal and $32,730 of interest (December 31, 2021 $27,891).

On February 20, 2020, the Company issued an 8% convertible promissory note to Harbor Gates Capital, LLC, a Wyoming limited liability company (“Holder”). The Note has a total principal face value of $267,750. The Note is issuable in three tranches, as follows:(i) Tranche 1: $85,000, with 5% Original Issue Discount (“OID”) of $4,250, and matures twelve months from the mutual execution of the Note and delivery of first payment to Company; (ii) Tranche 2: $85,000 with 5% or $4,250 OID payable upon the filing of Form 10 like information and having a due date 6 months after the effective payment date for Tranche 2; Tranche 3: $85,000 with 5% or $4,250 OID payable upon the first trading day following the later of (a) OTC approval for trading on the OTCQB and (b) the day trading for OTCQB commences, and having a due date 6 months after the effective payment date for Tranche 3. Pursuant to the Note, the Company issued the Holder 170,000 restricted common stock shares and an additional 85,000 restricted common stock shares issuable upon the issuance of each subsequent Tranche, for an aggregate issuance of 340,000 shares if the Note is fully funded. The Note provides the Holder of the Note the right, at its option, to convert the principal sum and any accrued interest, in whole or part, into shares of the Company’s common stock at any time after each respective note’s Maturity Date at a conversion rate of the lower of (i) $0.50 per share; or (ii) 80% of the lowest volume weighted average price of Company’s common stock during the ten (10) consecutive trading days preceding the conversion date. The balance at June 30, 2022 consists of $85,000 principal, $4,250 OID and $17,766 of interest (December 31, 2021 - $14,293).

On May 28, 2020, the Company executed a Loan Agreement with the Small Business Administration (“SBA”) for the amount of $15,000. The SBA loan bears interest at 3.75% per annum and matures 30 years from the date of the note, which calls for monthly payments of principal and interest to start twelve (12) months from the date of the note and continue until maturity in the amount of $74.00. This note is unsecured and no payment have been made to date. The accrued interest as at June 30, 2022 is $1,213 (December 31, 2021 - $936)

On April 13, 2021, the Company amended the convertible promissory note with the Holder with respect to Tranche 2 to increase the amount to $105,000, which is comprised of a 5% Original Issue Discount (“OID”) of $5,000 and matures twelve months from the mutual execution of the Amendment and delivery of the first payment to the Company. The use of proceeds was also amended in exchange for an origination fee of 100,000 restricted common stock shares. The balance at March 31, 2022 consists of $100,000 principal, $5,000 OID and $14,580 of interest (December 31, 2021 - $9,160). The conversion terms are otherwise the same as the original Note.

On July 28, 2021, the Company issued a 10% convertible promissory note to Harbor Gates Capital, LLC, a Wyoming limited liability company. The Note has a total principal face value of $525,000. The Note is issuable in multiple tranches, as follows: (i) Tranche 1: $250,000, with 5% Original Issue Discount (“OID”) of $12,500 and matures 6 months from the mutual execution of the Note and delivery of first payment to Company; (ii) subsequent Tranches shall be issuable under the same terms, pro-rata for the amount funded and due 6 months after funding. Pursuant to the Note, the Company issued the Holder 2,500,000 restricted common stock shares as an origination fee. The Note provides the Holder of the Note the right, at its option, to convert the principal sum and any accrued interest, in whole or part, into shares of the Company’s common stock at any time at a conversion rate of $0.05 per share. The balance at March 31, 2022 consists of $250,000 principal, $12,500 OID and $22,708 of interest (December 31, 2021 - $11,964).

F-17

During the quarter ending June 30, 2022, the Company raised $465,000 via the issuance of notes payable to private investors is automatically settled via the issuance of common shares at price of $0.015 per common share upon the filing of a REG A filing. Should the company not file a REG A the principal amount of $465,000 and accrued interest of $2,636 at the rate of 4% is to be paid to the investors. The total number of common shares to be issued in settlement of these notes payables upon the filing of the REG A is 31,000,000 common shares.

10.	Capital Stock and Additional Paid-in Capital

Common Shares

The Corporation is authorized to issue 1,000,000,000 common shares with a pat value of $0.001 per common shares.

During the year ended December 31, 2020, the Corporation raised $100,000 via the issuance of 161,290 common shares.

During the period ended June 30, 2022, the Company completed the following share issuances:

1)	797,310,985 common shares were issued to acquire 100% of the issued and outstanding common shares of Kaya LLC.
2)	2,850,000 common shares were issued at a deemed price of $0.078 for a total of $222,300 for lenders as part of the agreements previously entered into..

Preferred Shares

The Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.001 per share with the relative rights and preferences of these shares or series of shares to be fixed and determined by the Board of Directors. As at June 30, 2022, there are none issued and outstanding.

Incentive Stock options

The Corporation’s Incentive Stock Option Plan (“Plan”) provides for the issuance of a maximum of 20% of the issued and outstanding common shares at an exercise price that is not less than the market price of the Corporation’s common shares on the date of the grant to directors, officers, employees and consultants to the Corporation. The option period for options granted under the Plan is for a maximum period of 10 years. Stock options granted may vest over certain time periods within the stock option period as may be determined by the board of the Corporation, which will limit the number of options that may be exercised. Each stock option is exercisable into one common share of the Corporation at the price specified within the terms of the option.

Stock option issuances are recognized over the tranche’s vesting period by increasing contributed surplus based on the number of awards expected to vest that have not yet been forfeited. Stock compensation expense adjustments for anticipated forfeitures have been determined to be immaterial and certain holders also have the right to exercise their stock option on a cashless basis.

The fair value of the options granted are based on the Black Scholes option-pricing model using the following assumptions:

Period ended	December 31, 2021
Number of incentive stock options	100,000
Exercise price	$ 0.625
Expected life	10.0 years
Vesting Period	1-5 year
Weighted average risk-free interest rate	0.50%
Weighted average expected volatility	150%
Dividend yield	0.0%
Fair value	$0.59911 - 0.61165

F-18

The following is a summary of the changes in options:

	Number of options	Weighted Average Exercise Price

Balance January 1, 2021 and December 31, 2021	110,244,307	$0.0132
Issuance of options	1,852,535	0.0270
Exercise of Options	(92,626,729)	0.0108
Cancellation, forfeiture and expiry of options	—	—
Balance as at June 30, 2022	19,470,113	$0.0270

The following table summarizes the weighted average exercise price and the weighted average remaining contractual life of the options outstanding and exercisable as at June 30, 2022.

		Outstanding			Exercisable
Exercise Price	Options Outstanding	Expiry Date	Weighted Average Remaining Life	Weighted Average Price	Quantity	Weighted Average Price
$0.500	17,617,578	January 1, 2030	7.5 years	$0.027	10,044,426	$0.027
0.500	1,852,535	January 1, 2031	8.5 years	0.027	463,134	0.027

11.	Transactions with related parties and payments to key management

Related party transactions include transactions with parties related by common directors and transactions with other private entities owned or controlled by officers and directors. All transactions are provided in the normal course of business and are measured at exchange amounts agreed upon by the related parties. The following table summarizes the related party transactions occurring during the fiscal period.

For the period from	April 1		January 1,
To June 30,	2022	2021	2022	2021
Expenses
General and administration	24,635	22,500	$55,189	$47,500

The key management personnel of the Corporation include the Chief Executive Officer, Chief Financial Officer and the Board of Directors.

In addition, as at June 30, 2022, the Corporation was owed $13,183 (December 31, 2021 – $13,561 was owed by the Corporation) to companies controlled by the CEO as well as the CEO himself. The amount is due on demand and bears no interest.

12.	Commitments and contingencies

The Corporation, from time to time, may be involved in various claims, legal and tax proceedings and complaints arising in the ordinary course of business. The Corporation is not aware of any pending or threatened proceedings that would have a material adverse effect on the financial condition or future results of the Corporation.

F-19

13.	Financial Instruments

Fair Value Instruments

The Corporation complies with ASC 820 Fair Value Measurements for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In general, fair values are determined by:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities.
•	Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves.
•	Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

The following tables present information about the Corporation’s assets that are measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Corporation utilized to determine such fair value:

As at June 30, 2022	Level 1	Level 2	Level 3	Total
Assets
Cash	$183,212	$—	$—	$183,212
Receivables	—	379,867	—	379,867
Total Assets	$183,212	$379,867	$—	$563,079

Liabilities
Accounts payables	$—	$288,141	$—	$288,141
Lease liability	—	—	2,311,645	2,311,645

Notes payable	—	—	1,134,875	1,134,875
Total liabilities	$—	$288,141	$3,446,520	$3,734,661

14.	Financial Risks

The Corporation’s activities expose it to a variety of financial risks, including credit risk, liquidity risk, market risk, interest rate risk, and foreign currency rate risk.

Credit risk

Credit risk is the risk of financial loss to the Corporation if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Corporation is exposed to credit risk from its operating activities, primarily accounts receivable and other receivables, and its investing activities, including cash held with banks and financial institutions, short term investments, loans receivable, and advances to joint ventures. The Corporation’s maximum exposure to this risk is equal to the carrying amount of these financial assets, which amounted to $183,212 (December 31, 2021 - $134,318).

Accounts receivable

The Corporation had accounts receivable of $379,867 (December 31, 2021 - $299,852). An impairment analysis is performed at each reporting date using a provision matrix to measure expected credit losses. The provision rates are based on the days past due for groupings of various customer segments with similar loss patterns. The calculation reflects the probability-weighted outcome, the time value of money and reasonable and supportable information that is available at the reporting date about past events, current conditions and forecasts of future economic conditions. Accounts receivable are written off when there is no reasonable expectation of recovery. Indicators that there is no reasonable expectation of recovery include, amongst others, the failure of a debtor to engage in a repayment plan, and a failure to make contractual payments for a period of greater than 120 days past due. As of June 30, 2022 and December 31, 2021, the Corporation did not have any concentration of customers that increased the potential credit losses on receivables.

F-20

Liquidity risk

Liquidity risk is the risk that the Corporation will not be able to meet its financial obligations as they become. The Corporation’s policy is to review liquidity resources and ensure that sufficient funds are available to meet financial obligations as they become due. Further, the Corporation’s management is responsible for ensuring funds exist and are readily accessible to support business opportunities as they arise. The Corporation’s funding is primarily provided in the form of capital raised through the issuance of common shares and warrants. As of June 30, 2022 and December 31, 2021, the Corporation has determined that there is no concentration of risk of vendors.

Market risk

Market risk is the risk that the fair value of, or future cash flows from, the Corporation’s financial instruments will significantly fluctuate due to changes in market prices. The value of financial instruments can be affected by changes in interest rates, market and economic conditions, and equity and commodity prices. The Corporation is exposed to market risk in divesting its investments, such that unfavorable market conditions could result in dispositions of investments at less than their carrying amounts. Further, the revaluation of securities classified as fair value through net income could result in significant write-downs of the Corporation’s investments, which would have an adverse impact on the Corporation’s results of operations, unless these would flow through other comprehensive income.

The Corporation manages risk by having a portfolio of securities from multiple issuers, such that the Corporation was not materially exposed to any one issuer.

Interest rate risk

Interest rate risk is the risk that the value or yield of fixed-income investments may decline if interest rates change. Fluctuations in interest rates may impact the level of income and expense recorded on the cash equivalents and short-term investments, and the market value of all interest-earning assets, other than those which possess a short term to maturity. A 10% change in the interest rate in effect as at June 30, 2021, December 31, 2021 and June 30, 2021, would not have a material effect on (i) fair value of the cash equivalents and short-term investments as the majority of the portfolio has a maturity date of three months or less, or (ii) interest income. Management continues to monitor external interest rates and revise the Corporation’s investment strategy as a result.

Foreign currency risk

Currency rate risk is the risk that the fair value of, or future cash flows from, the Corporation’s financial instruments will significantly fluctuate due to changes in foreign exchange rates. The Corporation is exposed to this risk on as it holds denominations in Euro, British Pound, Canadian and Jamaican dollars. The Corporation does not currently use foreign exchange contracts to hedge its exposure to currency rate risk. As such, the Corporation’s financial position and financial results may be adversely affected by the unfavorable fluctuations in currency exchange rates.

15.	Loss Per Share

In calculating the diluted loss per share, issued and outstanding incentive stock options and warrants were not considered as they would have been anti-dilutive.

June 30,	2022	2021
Denominator basic and diluted loss per share
Weighted average number of Common shares outstanding	810,304,544	797,310,985

END OF NOTES TO UNAUDITED FINANCIAL STATEMENTS

F-21

NUGL, INC.

FINANCIAL STATEMENTS - UNAUDITED

For the years ending December 31, 2020 & December 31, 2021.

F-22

NUGL, INC.

BALANCE SHEET

DECEMBER 31, 2021

(UNAUDITED)

	December 31,	December 31,
	2021	2020

ASSETS
Current Assets
Cash and Cash Equivalents	$18,830	$1,607
Accounts Receivable	9,574	17,385
Prepaid Expenses	2,267	2,267
Total Current Assets	30,671	21,259
Property and Equipment, net	175,700	254,597
Other	175,000	—

TOTAL ASSETS	$381,371	$275,856

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts Payable and Accrued Liabilities	$57,919	$21,921
Accrued Interest	64,244	24,438
Notes Payable, net of discount	580,877	228,488
Derivative liabilities	147,834	35,685
Total Current Liabilities	850,874	310,532
Long-term Liabilities
TOTAL LIABILITIES	850,874	310,532

Stockholders’ Deficit
Common Stock: 250,000,000 authorized; $0.001 par value 51,556,005 and 47,615,316 issued and outstanding respectively	51,471	47,615
Additional Paid in Capital	4,512,345	4,090,848

Retained Deficit	(5,033,404)	(4,173,139)

TOTAL STOCKHOLDERS’ EQUITY	(469,503)	(34,676)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$381,371	$75,856

The accompanying notes are an integral part of these financial statements

F-23

 NUGL, INC.

 CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(UNAUDITED)

	Year Ended December 31,
	2021	2020

REVENUES:	31,413	$122,886

EXPENSES:

Operating Expenses
Consulting	110,909	139,267
Depreciation & Amortization	78,896	85,132
Professional Fees	55,662	29,267
Selling, General and Administrative Expenses	169,982	287,721
Total Operating Expenses	415,449	541,387

Operating loss	(384,036)	(418,501)

Other Income (Expense)
Change in derivative liability	(127,150)	65,605
Fee for noncompliance of agreement	(315,000)	(23,975)
Gain on conversion of debt	—	24,975
Interest Expense	(34,079)	(59,055)
Net Income (Loss)	(860,265)	$(401,451)

Basic and Diluted Loss per Share	0.0185	0.009

Weighted Average Number of Shares Outstanding	48,707,627	45,624,858

The accompanying notes are an integral part of these financial statements

F-24

NUGL, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2021
(UNAUDITED)

	Year Ended
	December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (Loss)	$(860,265)	$(402,251)

Non-cash items
Amortization	72,897	139,267
Change in fair value of derivative liability	127,150	(65,605)
Gain on conversion of debt	—	(24,475)
Loss on issuance of common stock	—	23,975
Non-cash interest expense	34,079	48,302
Issuance of common share in debt settlement	315,000	—
Stock-based compensation	103,826	187,003
Net Cash Used in Operations:
Change in Accounts Receivables	7,811	(14,514)
Change in Accounts Payables	41,725	9,905
NET CASH USED IN OPERATING ACTIVITIES	(157,777)	(98,393)

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease(Increase) in Other Assets	(175,000)
NET CASH USED IN INVESTING ACTIVITIES	(175,000)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Proceeds from Notes	350,000	100,000
NET CASH PROVIDED IN FINANCING ACTIVITIES	350,000	100,000

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$17,223	$(6,745)

CASH AND CASH EQUIVALENTS
Beginning of Period	$1,607	$7,407

End of Period	$18,830	$1,607

The accompanying notes are an integral part of these financial statements

F-25

NUGL, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2021

(UNAUDITED)

	Common Stock		Preferred Stock		Additional Paid-In		Retained
	Shares	Amount	Shares	Amount	Capital		Deficit

Balances, January 1, 2020	44,434,496	$44,435	0	0	$3,810,478		$(3,770,888)
Stock issued to for services	2,148,965	2,148			184,854
Debt Conversion	611,855	612			54,455
Shares issued with debt	170,000	170			17,336
Shares issued for non-compliance	250,000	250			23,725
Net loss							(402,251)
Balances, December 31, 2020	47,615,315	$47,615	0	0	$4,090,848		$(4,173,139)
Stock issued to for services	1,440,690	1,441			108,997
Stock issued to for debt settlement	2,500,000	2,500			312,500
Net loss							(860,265)

Balances, December 31, 2021	51,556,005	$51,556	0	0	4,512,345	$	$(5,033,404)

The accompanying notes are an integral part of these financial statements

F-26

NUGL, INC.

NOTES TO THE FINANCIAL STATEMENTS

Internally prepared by Management for the Year Ended December 31, 2021

NOTE 1 – ORGANIZATION AND BUSINESS

History and Organization

We were incorporated on November 5, 1998 in the State of Nevada as USA Telecom with the spelling later changed in that year to USA Telcom. Since then, we have changed our name at various times as follows: USA Telecom Internationale (April 2000), ZannWell Inc. (June 2004), Blackhawk Fund (January 2005), Vidable, Inc. (June 2011), VIBE I (June 2011), and Coresource Strategies, Inc. (June 2015).

On May 24, 2017, we entered into a Definitive Merger Agreement (the “Merger”) with NUGL, Inc., a Nevada corporation (“NUGL”). On August 24, 2017, we underwent a Statutory A Reorganization (the “Reorganization”) pursuant to Section 1081(a) of the Oklahoma General Corporation Law, as a tax-free reorganization. Pursuant to the reorganization, on August 24, 2017, Coresource Strategies, Inc. caused NUGL to be incorporated in the State of Oklahoma, as a direct, wholly owned subsidiary. Concurrently, NUGL caused Coresource Operations, Inc., to be incorporated as a direct, wholly owned subsidiary. Under the terms of the reorganization, Coresource Strategies, Inc. was merged with and into Coresource Operations., Inc. pursuant to Section 1081(g) of the General Corporation Law of the State of Oklahoma. Upon consummation of the reorganization, each issued and outstanding equity of Coresource Strategies, Inc. was converted into and exchanged for an equivalent equity of NUGL (on a one for one basis) having the same designations, rights, powers and preferences, and qualifications, limitations and restrictions as the equities of Coresource Strategies, Inc. being converted. There was no spinoff and Coresource Strategies, Inc. corporate existence ceased. Under the Reorganization, Coresource Strategies, Inc. equity holders became equity holders of NUGL, in the same proportion.

In connection with the Merger and Reorganization, we completed a name change to NUGL, Inc. and symbol change to NUGL. This corporate action was declared effective on December 7, 2017 by the Financial Industry Regulatory Authority, Inc. (“FINRA”).

Business

NUGL is a search engine and online directory, and multi-media platform created by technology professionals for the marijuana industry. The NUGL database is a software platform for all things cannabis and includes listings for dispensaries, strains, doctors, lawyers, service professionals, vape shops, hydro stores, and brands. The NUGL database search results cannot be bought and provide unbiased ratings. Our platform serves as a front and back-end solution developed to make a thriving and growing industry better, more fun, and a lot safer. Our multi-media platform contains digital, print and video advertising and content opportunities for our clients and business profiles. Distribution of the content is via social media and emailing campaigns for digital content and dispensaries and trade shows for print magazine routes.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the presentation of the accompanying unaudited condensed consolidated financial statements follows:

General

The accompanying unaudited consolidated financial statements of the Company, have been prepared in accordance with the rules and regulations (S-X) of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles (“GAAP”) for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

F-27

Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company has recognized revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments will be provided for in the same period the related sales will be recorded. There was no effect on implementing ASC 605-10 on the Company’s financial position and results of operations, since the Company h’s not started generating revenue.

ASC 605-10 incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arrangements (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. There was no effect on implementing ASC 605-25 on the Company’s financial position and results of operations, since the Company has not started generating revenue.

Cash

The Company considers cash to consist of cash on hand and temporary investments having an original maturity of 90 days or less that are readily convertible into cash.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.

Long-Lived Assets

The Company follows FASB ASC 360-10-15-3, “Impairment or Disposal of Long-lived Assets,” which established a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes consist primarily of timing differences such as deferred officers’ compensation and stock-based compensation accounting.

F-28

Net Loss per Common Share, basic and diluted

The Company has adopted Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”) specifying the computation, presentation and disclosure requirements of earnings per share information. Basic loss per share has been calculated based upon the weighted average number of common shares outstanding.

Stock based compensation

The Company follows Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718- 10”) which requires that all share-based payments to both employees and non-employees be recognized in the income statement based on their fair values.

As of December 31, 2021, the Company did not have any issued or outstanding stock options.

Convertible Debt Instruments

If the conversion features of conventional debt instruments provide for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options”.

In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortized the discount to operations over the life of the debt using the effective interest method. The Company was not required to record any BCF’s on any of the convertible debt it issued during the periods ending December 31, 2020 and 2021.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Research and Development

The Company accounts for research and development costs in accordance with Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved as defined under the applicable agreement. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company did not incur any research and development expenses from date of inception through December 31, 2021.

Reliance on Key Personnel and Consultants

The Company has one (1) full-time employee and no part-time employees. Additionally, the Company has consultants performing various specialized services. The Company is heavily dependent on the continued active participation of these current executive officers, employees and key consultants. The loss of any of the senior management or key consultants could significantly and negatively impact the business until adequate replacements can be identified and put in place.

Fair Value

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying amount reported in the consolidated balance sheet for accounts payable and accrued expenses, advances and notes payable approximates fair value because of the immediate or short-term maturity of these financial instruments.

F-29

Reclassification

Certain reclassifications have been made to prior periods’ data to conform to the current period’s presentation. These reclassifications had no effect on reported income or losses.

Recent Accounting Pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability to the Company. Where it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financials properly reflect the change.

NOTE 3 – GOING CONCERN MATTERS

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As shown in the accompanying unaudited condensed consolidated financial statements. In addition, the Company is in a development stage, has yet commercialized its planned business and has not generated any revenues since inception. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company’s existence is dependent upon management’s ability to develop profitable operations and or upon obtaining additional financing to carry out its planned business. Management is devoting substantially all of its efforts to the commercialization of its planned product and processes, as well as raising additional debt or equity financing in order to accelerate the development and commercialization of additional products. There can be no assurance that the Company’s commercialization or financing efforts will result in profitable operations or the resolution of the Company’s liquidity problems.

There can be no assurance that any additional financings will be available to the Company on satisfactory terms and conditions, if at all. In the event the Company is unable to continue as a going concern, it may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

The accompanying unaudited condensed consolidated statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 –CONVERTIBLE NOTES PAYABLE

On June 26, 2019, the Company and MW Technologies Incorporated LTD entered into an unsecured convertible promissory note that accrues interest at 8% per annum The note has a conversion price equal to lesser of $1.20 per share or 20% discount to the 10 day volume weighted average price of the stock on day of conversion. The note has a maturity date of June 26, 2021. The outstanding balance as of December 31, 2021 consists of $125,000 of principal and $27,891 of interest.

On September 10, 2019, the Company entered into a convertible note with Horwitz + Armstrong, a California Professional Law corporation (“Law Firm”) for $55,067, the amount of outstanding debt owed for legal services as of September 4, 2019 (the “Debt”). The Note is non-interest and is mandatorily convertible into shares of Company common stock at the lowest closing trading price during the three months preceding the conversion. The Law Firm agreed it would execute additional notes for future invoices under the same terms up to a principal amount of $200,000. On March 26, 2020, the Note was converted into shares of common stock of the Company at $0.09 per shares. The amount originally converted was $144,933 in exchange for 1,610,367 shares. The initial conversion was inaccurate, upon review, the Company and Law Firm mutually agreed that $55,067, the balance of the note, should have resulted in an aggregate issuance of only 611,855 shares. On May 29, 2020, we cancelled and returned to treasury the excess 998,512 shares of common stock.

F-30

On February 20, 2020, the Company issued an 8% convertible promissory note to Harbor Gates Capital, LLC, a Wyoming limited liability company (“Holder”). The Note has a total principal face value of $267,750. The Note is issuable in three tranches, as follows: (i) Tranche 1: $85,000, with 5% Original Issue Discount (“OID”) of $4,250, and matures twelve months from the mutual execution of the Note and delivery of first payment to Company; (ii) Tranche 2: $85,000 with 5% or $4,250 OID payable upon the filing of Form 10 like information and having a due date 6 months after the effective payment date for Tranche 2; Tranche 3: $85,000 with 5% or $4,250 OID payable upon the first trading day following the later of (a) OTC approval for trading on the OTCQB and (b) the day trading for OTCQB commences, and having a due date 6 months after the effective payment date for Tranche 3. Pursuant to the Note, the Company issued the Holder 170,000 restricted common stock shares and an additional 85,000 restricted common stock shares issuable upon the issuance of each subsequent Tranche, for an aggregate issuance of 340,000 shares if the Note is fully funded. The Note provides the Holder of the Note the right, at its option, to convert the principal sum and any accrued interest, in whole or part, into shares of the Company’s common stock at any time after each respective note’s Maturity Date at a conversion rate of the lower of (i) $0.50 per share; or (ii) 80% of the lowest volume weighted average price of Company’s common stock during the ten (10) consecutive trading days preceding the conversion date.   The balance at December 31, 2021 consists of $85,000 principal, $4,250 OID and $14,293 of interest.

On April 13, 2021, the Company amended the convertible promissory note with the Holder with respect to Tranche 2 to increase the amount to $105,000, which is comprised of a 5% Original Issue Discount (“OID”) of $5,000 and matures twelve months from the mutual execution of the Amendment and delivery of the first payment to the Company. The use of proceeds was also amended in exchange for an origination fee of 100,000 restricted common stock shares. The balance at September 30, 2021 consists of $100,000 principal, $5,000 OID and $9,159.57 of interest. The conversion terms are otherwise the same as the original Note.

On July 28, 2021, the Company issued a 10% convertible promissory note to Harbor Gates Capital, LLC, a Wyoming limited liability company. The Note has a total principal face value of $525,000. The Note is issuable in multiple tranches, as follows: (i) Tranche 1: $250,000, with 5% Original Issue Discount (“OID”) of $12,500, and matures 6 months from the mutual execution of the Note and delivery of first payment to Company; (ii) subsequent Tranches shall be issuable under the same terms, pro-rata for the amount funded and due 6 months after funding. Pursuant to the Note, the Company issued the Holder 2,500,000 restricted common stock shares as an origination fee. The Note provides the Holder of the Note the right, at its option, to convert the principal sum and any accrued interest, in whole or part, into shares of the Company’s common stock at any time at a conversion rate of $0.05 per share. The balance at September 30, 2021 consists of $250,000 principal, $12,500 OID and $11,964 of interest.

NOTE 5 – NOTES PAYABLE, RELATED PARTIES

As of December 31, 2021, there are no related party notes payable.

NOTE 6 – Unsecured Loan – SBA

On May 28, 2020, we executed a Loan Agreement with the Small Business Administration (“SBA”) for the amount of $15,000. The SBA Loan bears interest at 3.75% per annum and matures 30 years from the date of the note, which calls for monthly payments of principal and interest to start twelve (12) months from the date of the note and continue until maturity in the amount of $74.00. This note is unsecured.

F-31

NOTE 7 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.001 per share. As of December 31, 2021, the Company had 0 shares of preferred stock issued and outstanding. The Board of Directors may fix and determine the relative rights and preferences of the shares of any series established.

Common stock

The Company is authorized to issue 250,000,000 shares of $0.001 par value common stock. As of December 31, 2021, there were 51,471,005 shares of the Company’s common stock issued and outstanding.

NOTE 8 - STOCK OPTIONS

As of December 31, 2021, the Company has not granted any stock options.

NOTE 10 - RELATED PARTY TRANSACTIONS

As of December 31, 2021, there were no related party transactions.

NOTE 11 - LITIGATION

The Company is subject at times to other legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity. There was no outstanding litigation as of December 31, 2021.

NOTE 13 – SIGNIFICANT TRANSACTION

The Company has entered into a joint venture agreement with Kaya Group, Jamaica’s leading, vertically-integrated group of medical cannabis companies, to share intellectual property as an interim step to a proposed merger with Kaya. As part of the joint venture agreement NUGL has agreed to issue, in a series of tranches, $400,000 USD aggregate principal amount of convertible notes of which $175,000 was funded on August 2, 2021. The joint venture agreement allows Kaya and the Company to begin utilizing each other’s intellectual property to strengthen each brand and create jointly owned intellectual property. In addition, the parties have agreed to work towards a definitive merger transaction. Should the companies not complete the merger, the $400,000 note will convert into equity of Kaya.

On March 31, 2022, the Company completed its acquisition of the Kaya Group Inc. by issuing 797,310,985 Common Stock. This transaction shall be accounted for as a Reverse-Take-Over.

NOTE 14- SUBSEQUENT EVENTS

Subsequent to December 31, 2021, the Company entered a $200,000 convertible debenture with a 6% interest rate with Harbor Gates Capital.

END OF NOTES TO FINANCIAL STATEMENTS

F-32

NUGL, INC.

ACQUISITION OF

KAYA, LLC.

PRO FORMA

CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

AS AT MARCH 31, 2022

AND FOR THE YEAR ENDED DECEMBER 31, 2021

NUGL, INC.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

CONTENTS

Page
Pro Forma Consolidated Financial Statements
Pro Forma Consolidated Statement of Financial Position as at December 31, 2021	F-34
Pro Forma Consolidated Statement of Financial Position as at March 31, 2022	F-35
Pro Forma Consolidated Statement of Operations and Comprehensive Loss
For the Year Ended December 31, 2021	F-36
For the Three Months Ended March 31, 2022	F-37
Notes to the Pro Forma Consolidated Financial Statements	F-38 - F-40

F-33

NUGL, INC.
PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION
AS AT DECEMBER 31, 2021
(UNAUDITED)

	Nugl, Inc.	Kaya, LLC	RTO Transaction Adjustments	Note	Proforma Adjustments	Note	Pro Forma

Assets
Current assets
Cash and cash equivalents	$18,830	$134,318	$—		270,000	(d)	$373,148
					(50,000)	(e)
Receivable	9,574	299,852	—		—		309,426
Inventory		250,948	—		—		250,948
Biological assets		59,663	—		—		59,663
Prepaid expenses	2,267	74,541	—		—		76,808

	30,671	819,322	—		220,000		1,069,993
Property and equipment, net	175,700	1,668,666	—		—		1,844,366
Intangible assets	—	920,395	—		—		920,395
Right of use assets, net	—	2,045,323	—		—		2,045,323
Investments	—	100,000	—		—		100,000
Loan receivable	139,000	—	(139,000)	(b)	—		—

	$345,371	$5,553,706	$(139,000)		$220,000		$5,980,077

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$21,919	$181,498	$—		(67,724)	(c)	$135,693
Right of use, current	—	165,720	—		—		165,720
Convertible debentures	645,121	186,760	(186,760)	(a)	(486,005)	(c)	159,116
Notes payable		139,000	(139,000)	(b)			—
Derivative liabilities	147,834	13,561	—		(213,939)	(c)	(52,544)

	814,874	686,539	(325,760)		(767,668)		407,985
Right of use, non-current	—	2,229,117	—		—		2,229,117
	814,874	2,915,656	(325,760)		(767,668)		2,637,102

Shareholders' Equity
Common shares	51,471	6,632,827	362,962	(a)	3,705,912	(b)	12,912,170
			1,172,801	(a)	767,668	(c)
			(51,471)	(b)	270,000	(d)
Stock to be issued	85	0	(85)	(b)	—		—
Additional paid-in capital	4,512,345	0	(4,512,345)	(b)	—		—
Contributed Surplus	—	1,041,471	(176,202)	(a)	—		865,269
			(475,831)	(a)
Cumulative other comprehensive loss	—	0			—		0
Deficit	(5,033,404)	(5,036,248)	(696,970)	(a)	(3,705,912)	(b)	(9,958,633)
			4,563,901	(b)	(50,000)	(e)

	(469,503)	2,638,050	186,760		987,668		3,342,975

	$345,371	$5,553,706	$(139,000)		$220,000		$5,980,077

See Accompanying Notes

F-34

NUGL, INC.
PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION
AS AT MARCH 31, 2022
(UNAUDITED)

	Nugl, Inc.	Kaya, LLC	RTO Transaction Adjustments	Note	Proforma Adjustments	Note	Pro Forma

Assets
Current assets
Cash and cash equivalents	$3,534	$39,949	$—		270,000	(d)	$263,483
					(50,000)	(e)
Receivable	31,974	48,867	—		—		80,841
Inventory		200,521	—		—		200,521
Biological assets		69,214	—		—		69,214
Prepaid expenses	2,267	85,710	—		—		87,977
Due from related party	—	252,939	—		—		252,939

	37,775	697,200	—		220,000		954,975
Property and equipment, net	155,011	1,659,035	—		—		1,814,046
Intangible assets	—	907,322	—		—		907,322
Right of use assets, net	—	1,993,999	—		—		1,993,999
Investments	—	100,000	—		—		100,000
Loan receivable	103,000	—	(103,000)	(b)	—		—

	$295,786	$5,357,556	$(103,000.00)		$220,000		$5,770,342

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$47,672	$267,988	$—		(67,724)	(c)	$247,936
Right of use, current	—	165,720	—		—		165,720
Convertible debentures	658,016	206,101	(206,101)	(b)	(486,005)	(c)	172,011
Notes payable		103,000	(103,000)	(b)			—
Derivative liabilities	235,228	—	—		(213,939)	(c)	21,289

	940,916	742,809	(309,101)		(767,668)		606,956
Right of use, non-current	—	2,178,289	—		—		2,178,289
	940,916	2,921,098	(309,101)		(767,668)		2,785,245

Shareholders' Equity
Common shares	51,471	6,632,827	362,962	(a)	3,705,912	(b)	12,912,170
			1,172,801	(a)	767,668	(c)
			(51,471)	(b)	270,000	(d)
Stock to be issued	85	0	(85)	(b)	—		—
Additional paid-in capital	4,512,345	0	(4,512,345)	(b)	—		—
Contributed Surplus	—	1,083,430	(156,861)	(a)	—		926,569
			(475,831)	(a)
Cumulative other comprehensive loss	—	0			—		0
Deficit	(5,209,031)	(5,279,799)	(696,970)	(a)	(3,705,912)	(b)	(10,377,811)
			4,563,901	(b)	(50,000)	(e)

	(645,130)	2,436,458	206,101		987,668		2,985,097

	$295,786	$5,357,556	$(103,000)		$220,000		$5,770,342

See Accompanying Notes

F-35

NUGL, INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEAR ENDED DECEMBER 31, 2021
(UNAUDITED)

	Nugl, Inc.	Kaya, LLC	RTO Transaction Adjustments	Note	Proforma Adjustments	Note	Pro Forma

Revenues	$31,413	$1,777,792	$—		$—		$1,809,205

Cost of Sales	—	605,687	—		—		605,687

Gross Profits	31,413	1,172,105	—		—		1,203,518

Expenses
Administrative and general expenses	—	1,053,126	—		—		1,053,126
Consulting fees	110,909	—	—		—		110,909
Depreciation	78,896	—	—		—		78,896
Operational expenses	—	583,639	—		—		583,639
Professional fees	55,662	76,799	—		—		132,461
Selling, general and administration	169,982	—	—		—		169,982
Stock-based compensation	—	155,202	—		—		155,202

	415,449	1,868,766	—		—		2,284,215

Operating Loss	(384,036)	(696,661)	—		—		(1,080,697)
Derivative liability	(127,150)	—	—		—		(127,150)
Foreign exchange gain	—	4,380	—		—		4,380
Interest expense	(34,079)	(58,620)	—		—		(92,699)
Other	(315,000)	(611)	—		—		(315,611)

Net loss and comprehensive loss	$(860,265)	$(751,512)	$—		$—		$(1,611,777)

See Accompanying Notes

F-36

NUGL, INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE THREE MONTHS ENDED MARCH 31, 2022
(UNAUDITED)

	Nugl, Inc.	Kaya, LLC	RTO Transaction Adjustments	Note	Proforma Adjustments	Note	Pro Forma

Revenues	$33,500	$482,854	—		—		$516,354

Cost of Revenues		217,014	—		—		217,014

Gross Profit	33,500	265,840	—		—		299,340

Expenses
Administrative and general expenses	—	270,693	—		—		270,693
Consulting fees	43,963	—	—		—		43,963
Depreciation	20,689	—	—		—		20,689
Non-cash compensation	—	—	696,970		—		696,970
Operational expenses	—	169,098	—		—		169,098
Professional fees	14,000	10,740	—		—		24,740
Selling, General and Administration	30,185	—	—		—		30,185
Stock-based compensation	—	41,959	—		—		41,959

	108,837	492,490	696,970		—		1,298,297

Operating Loss	(75,337)	(226,650)	(696,970)		—		(998,957)
Derivative liabilities	(87,394)	—	—		—		(87,394)
Foreign exchange gain	—	2,441	—		—		2,441
Interest expense	(12,896)	(19,341)	—		—		(32,237)
Listing and transaction fees	—	—	—		(3,705,912)	(b)	(3,755,912)
					(50,000)	(e)

Net loss and comprehensive loss	$(175,627)	$(243,550)	$(696,970)		$(3,755,912)		$(4,872,059)

See Accompanying Notes

F-37

NUGL, INC.
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

1.	Basis of Presentation

The accompanying unaudited pro forma consolidated financial statements of NUGL, Inc. (“Nugl”) have been prepared by management in accordance with US General Accepted Accounting Principles (“US-GAAP”) under the assumption that NUGL will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation.

The unaudited pro forma consolidated financial statements have been compiled from the information derived from and should be read in conjunction with:

•	NUGL’s unaudited financial statements for the years ended December 31, 2021 and 2022 as well as the unaudited financial statements for the interim period ended March 31, 2022; and
•	Kaya, LLC.’s (“Kaya”) consolidated unaudited financial statements for the years ended December 31, 2021 and 2020 as well as the unaudited financial statements for the interim period ended March 31, 2022.

On March 10, 2021, a letter of Intent was entered in to between Nugl and Kaya, where Nugl would acquire all of the issued and outstanding shares of Kaya (the “Transaction”).

The Pro Forma Consolidated Statement of Financial Position and Consolidated Statement of Operations and Comprehensive Loss gives effect to the Transaction had it occurred on March 31, 2022.

The unaudited Pro Forma Consolidated Financial Statements have been compiled using the accounting policies as set out in the Financial Statements of Nugl as at December 31, 2021 and 2020 which have been prepared in accordance with US-GAAP. The unaudited Pro Forma Consolidated Statement of Financial Position as at March 31, 2022 and Pro Forma Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2021 and the three month period ended March 31, 2022 should be read in conjunction with the above described financial statements and the notes thereto.

The Pro Forma Consolidated Statement of Financial Position and Statement of Operations and Comprehensive Loss include all adjustments necessary for fair presentation. No adjustments have been made to reflect additional costs or cost savings that could result from the combination of the operations of Nugl and Kaya, as management does not anticipate any material costs or cost savings as a result of this Transaction.

The Pro Forma Consolidated Statement of Financial Position and Statement of Operations and Comprehensive Loss have been prepared for illustration purposes only and may not be indicative of the combined results or financial position had the Transaction been in effect at the date indicated.

The Transaction has been accounted for in accordance with US-GAAP. The Transaction is considered to be a reverse takeover of Nugl by Kaya as the former shareholders of Kaya will own a majority of the outstanding shares of the Resulting Issuer. The Transaction has been accounted for in the Pro Forma Consolidated Statement of Financial Position as a continuation of Kaya, together with an issuance of shares, equivalent to one share for each share held by the former shareholders of Nugl and a recapitalization of the equity of Kaya. The fair value of the shares issued was determined based on the fair value of the common shares issued by the Resulting Issuer.

The Transaction was completed on April 4, 2022.

F-38

2.	Pro-Forma Basis of Assumptions and Adjustments

The unaudited Pro Forma Consolidated Statement of Financial Position and Pro Forma Consolidated Statement of Operations and Comprehensive Loss gives effect to the following assumptions and adjustments:

(a)	Completion of the proposed transaction by issuing 797,310,985 common shares of Nugl for all of the issued and outstanding common shares of Kaya, inclusive of a finder’s fee of 1.5% payable in common shares which Kaya paid.

The 797,310,985 common shares includes the $285,000 in Kaya liabilities convertible into the equivalent of 10,559,447 common shares of the Resulting Issuer and 5,000,000 incentive stock option of kaya exercised on a cashless basis into the equivalent of 64,558,015 common shares of the Resulting Issuer.

Issuance of 19,470,139 incentive stock option, where each provides the holder to option to acquire 1 common share of Nugl prior to January 1, 2030 at a price of $0.0108 per common share to replace the 1,051,000 incentive stock options issued and outstanding in Kaya.

(b)	Share capital, contributed surplus and the accumulated deficit of Nugl are eliminated via the Transaction, being treated as a reverse takeover (“RTO”). An RTO transaction involving a non-public operating entity and a non-operating public company or one with limited activities is in substance a share-based payment transaction, rather than a business combination. The transaction is equivalent to the issuance of shares by the Resulting Issuer for the net assets and the listing status of the non-operating public company, Nugl. In addition, all of the inter entity transactions and balances have eliminated.

The fair value of the consideration is as follows:

Deemed issuance of 51,471,005 common shares of the Resulting Issuer to the former shareholders of Nugl	$3,705,912
The allocation of the consideration is as follows:
Cash	3,534
Receivables	31,974
Prepaid expenses	2,267
Property and equipment	155,012
Loan receivable	103,000
Accounts payable and accrued liabilities	(47,671)
Notes payable	(658,016)
Derivative liability	(235,228)
Listing expense	4,351,043
$3,705,912

(c)	Issuance of 35,813,435 common shares of the resulting issuer at a deemed price of $0.021 in settlement of $767,668 in liabilities and the conversion of debentures of Nugl.

(d)	Issuance of 18,000,000 common shares of the resulting issuer at a deemed price of $0.015 for the $270,000 raised subsequent to March 31, 2022.

(e)	Other closing costs associated with the Transaction excluding the cost of raising the above-mentioned funds are estimated to be $50,000. These costs relates to regulatory filing fees, transfer agents, and professional fees, which will be expensed as incurred.

The pro forma effective income tax rate applicable to the operations will be approximately 26.5%, being a US federal statutory tax rate of 21.0% and a state tax of 5.5%.

F-39

3.	Pro-Forma Share Capital

The resulting issuer is authorized to issue an unlimited number of common shares. Upon completion of the Transaction, the pro-forma common shares outstanding post consolidation will be as follows:

	Number of common shares	Amount of common shares
Balance as at March 31, 2022 of Kaya	797,310,995	$8,168,590
Shares of Resulting Issuer deemed to have been issued to the shareholders of Nugl (Note 2(b))	51,471,005	3,705,912
Shares to be issued upon the settlement of liabilities and the conversion of debentures of Nugl (Note 2(c))	35,813,435	767,668
Issuance of shares for the convertible notes that was raised subsequent to March 31, 2022 in Nugl (Note 2(d))	18,000,000	270,000
	902,595,435	$12,912,170

F-40

PART III- EXHIBITS

ITEM 16 & 17. INDEX TO EXHIBITS & DESCRIPTION

Exhibit 1A-12 - OPINION OF COUNSEL

26

18.  SIGNATURES

Pursuant to the requirements of the Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chino, State of California, on September 26, 2022.

NUGL, INC.

By:	/s/ Balram Vaswani
	Name:	Balram Vaswani
	Title:	Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date
/s/ Balram Vaswani Curtis J. Melone	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board	September 26, 2022
/s/ Curtis J. Melone Curtis J. Melone	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 26, 2022

27